UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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BIO-TECHNE CORPORATION

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Thursday, October 29, 2015

3:30 p.m. Central Standard Time

The 2015 Annual Meeting of Shareholders of Bio-Techne Corporation will be held at the principal executive offices of the Company, 614 McKinley Place N.E., Minneapolis, Minnesota 55413.

Items of Business:

1.	Set the number of members of the Board of Directors at nine (9).

2.	Elect directors of the Company.

3.	Cast a non-binding vote on named executive officer compensation.

4.	Approve amendment and restatement of the Company’s 2010 Equity Incentive Plan, including allocation of 800,000 additional shares to the Plan reserve.

5.	Ratify the appointment of the Company’s independent registered public accounting firm for the 2016 fiscal year.

6.	Conduct such other business as may properly be brought before the meeting.

Shareholders of record at the close of business on September 4, 2015 will be entitled to vote at the Annual Meeting or any adjournment or postponement of the meeting.

By order of the Board of Directors

Brenda S. Furlow,
General Counsel and Corporate Secretary

September 18, 2015

YOUR VOTE IS IMPORTANT.

We encourage you to read the proxy statement and vote your shares as soon as possible. You may vote via the Internet at www.proxyvote.com or by telephone at 1-800-690-6903. If you received paper copies of your proxy materials in the mail, you may vote by mail, and a return envelope for your proxy card is enclosed for your convenience. The Proxy Statement and 2015 Annual Report to Shareholders are available at www.proxyvote.com.

Table of Contents

BUSINESS AND GOVERNANCE HIGHLIGHTS	4

Item 2. ELECTION OF DIRECTORS	6

Nominees for Director	6
The Board, Committees and Meetings	9
Director Compensation	12
Corporate Governance	13

EXECUTIVE COMPENSATION	15

Executive Compensation Highlights	15
Compensation Discussion and Analysis	16
Procedures for Setting Executive Compensation	23
Executive Compensation Committee Report on Executive Compensation	24
2015 Summary Compensation Table	25
2015 Grants of Plan-Based Awards	27
2015 Outstanding Equity Awards at Fiscal Year-End	29
2015 Option Exercises and Stock Vested	30
Executive Employment Agreements and Change in Control Arrangements	30

Item 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION	32

Item 4. AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN	33

PRINCIPAL SHAREHOLDERS	41

MANAGEMENT SHAREHOLDINGS	42

Item 5. RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016	43

Audit Committee Report	44
Audit Fees	44

ADDITIONAL CORPORATE GOVERNANCE MATTERS	45

ADDITIONAL VOTING INFORMATION	46

BUSINESS AND GOVERNANCE HIGHLIGHTS

To assist you in reviewing the proposals to be acted upon, we call your attention to the following information about business and governance highlights for fiscal year 2015. The following description is only a summary. For more complete information about these topics, please review the Company’s Annual Report on Form 10-K and the complete Proxy Statement.

We continued to execute on our long-term strategy in our fiscal year 2015. We invested selectively, yet purposefully, on the acquisition front, in human capital and organically in the core business.

•	We increased our revenue. For fiscal year 2015, net sales increased by 26% to $452.2 million. We generated $139.4 million in operating cash flow.

•

We continued to expand our product portfolio through acquisitions. We acquired Novus Biologicals and ProteinSimple in the first fiscal quarter of 2015, and CyVek later in the year. The ProteinSimple and Cyvek acquisitions combined to form a new Protein Platforms segment. We believe these strategic investments will continue to support the Company’s future growth by expanding our antibodies portfolio as well as adding complementary instrument systems that leverage the content of our R&D Systems reagents. In early July 2015, subsequent to the close of our fiscal year, we acquired Cliniqa Corporation, which strengthens and expands the Clinical Controls Division product portfolio and capabilities.

•

We continued to strengthen our corporate leadership. In connection with the July 2014 acquisition of Novus Biologicals, David Eansor joined us and now leads our Biotechnology segment. Robert Gavin became part of Bio-Techne when we acquired ProteinSimple, and now leads our Protein Platforms segment. Brenda Furlow joined us as General Counsel and Corporate Secretary in August 2014.

•

We expanded our IP portfolio as we continue our transformation to an innovation company. With the acquisitions of ProteinSimple and CyVek, as well as renewed emphasis on capturing innovation in the core business, we significantly expanded our patent portfolio. We now have approximately 100 patents and patent applications globally.

Governance Highlights

Voting and Shareholder Rights

✔	Annual election of directors.

✔	Majority vote standard, not a plurality, in uncontested elections.

✔	Incumbent directors not re-elected by a majority vote must offer to resign.

✔	No shareholder rights plan.

✔	No supermajority voting provisions.

✔	Shareholders holding 10% or more of our outstanding stock have the right to call certain special meetings.

Board Leadership Structure and Practices

✔	8 out of 9 independent Board members.

✔	Balance of industry, scientific and functional expertise among directors.

✔	The roles of chair and CEO are currently split, with the chair being an independent director.

✔	Each committee is made up solely of independent directors.

✔	Each committee operates under a written charter that has been approved by the Board and is available to shareholders.

✔	Each committee has the authority to retain independent advisors.

✔	Annual Board and committee evaluation process.

✔	Retirement age of 75 for directors, to be applied prospectively.

Other Governance Matters

✔	Code of Ethics and Business Conduct, and related hotline.

✔	Expanded our shareholder engagement efforts during fiscal 2015 to discuss governance as well as business matters.

Executive Compensation

✔

98.7% of the votes cast on the 2014 advisory vote on our executive compensation program were supportive. We continue to strive to reward strong performance and align the interests of senior management and shareholders.

You can learn more about our corporate governance elsewhere in this proxy or by visiting www.bio-techne.com/investor-relations where you will find our Principles of Corporate Governance, each standing committee charter and our Code of Ethics and Business Conduct. Each of these documents is also available in print upon request made to the Corporate Secretary, Bio-Techne Corporation, 614 McKinley Ave NE, Minneapolis, MN 55413.

ITEMS 1 AND 2: ELECTION OF DIRECTORS

Item 1. ESTABLISHING THE NUMBER OF DIRECTORS AT NINE

Your Board recommends a vote “FOR” setting the number of directors at nine.

The bylaws of the Company provide that the number of directors shall be determined by the shareholders at each Annual Meeting. The Nominations and Governance Committee of the Board recommended to the Board of Directors that the number of directors be set at nine. Under applicable Minnesota law and the Company’s bylaws, approval of the proposal to set the number of directors at nine requires the affirmative vote of the holders of the greater of: (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter; or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

Item 2. ELECTION OF DIRECTORS

There are 9 nominees for election to the Board of Directors of the Company. The directors elected at the Annual Meeting will hold office until the 2016 Annual Meeting of Shareholders and until their successors have been elected and qualified, or until their earlier death, resignation or removal. All nominees are current directors and were elected at the 2014 Annual Meeting. For purposes of the upcoming Annual Meeting, the Nominations and Governance Committee has recommended the reelection of each nominee as a director. Each nominee has informed the Board that he or she is willing to serve as a director. If any nominee should decline or become unable or unavailable to serve as a director for any reason, your proxy (the “Proxy”) authorizes the persons named in the Proxy to vote for a replacement nominee, if the Board names one, as such persons determine in their best judgment. As an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting.

The following is a brief description of the age, principal occupation, position and business experience, including other public company directorships, for at least the past five years, and major affiliations of each of the nominees. Each director’s biographical information includes a description of the director’s experience, qualifications, attributes or skills that qualify the director to serve on the Company’s Board at this time.

Nominees for Director

Your Board recommends a vote “FOR” each Nominee.

Robert V. Baumgartner

Mr. Baumgartner, age 59, has served on the Company’s Board since 2003 and as Chairman since 2012. He received a bachelor’s degree in business administration from the University of Notre Dame. Mr. Baumgartner has served as Executive Chairman, Director of the Center for Diagnostic Imaging, Inc., an operator of diagnostic imaging centers, since 2001. Until August 1, 2015, Mr. Baumgartner also served as Chief Executive Officer of that company. Prior to 2001, he held numerous executive positions, including as Chief Executive Officer and Director of American Coating International, President and Chief Executive Officer of First Solar and President of the Apogee Glass Group. He began his professional career at KPMG LLP, an international accounting firm. Mr. Baumgartner currently serves on the board of Carestream Health, Inc. Among other attributes, skills and qualifications, the Board believes Mr. Baumgartner is qualified to serve as a Director of the Company because his extensive finance, accounting and general business background provides valuable strategic management and financial oversight skills.

Charles A. Dinarello, M.D.

Charles A. Dinarello, M.D., age 72, has served on the Company’s Board since 2005. Dr. Dinarello received his medical degree from Yale University and his clinical training at the Massachusetts General Hospital, and, among other positions, has been employed by the National Institutes of Health. Since 1996, Dr. Dinarello has been a Professor of Medicine and Immunology at the University of Colorado School of Medicine in Aurora, Colorado, and he is currently a Professor of Experimental Medicine at Radboud University in the Netherlands. Previously, he was Professor of Medicine and Pediatrics at Tufts University School of Medicine and a staff physician at the New England Medical Center Hospital in Boston. From March 2009 to February 2011, Dr. Dinarello served as acting CEO of Omni Bio Pharmaceutical, Inc. In 1998, Dr. Dinarello was elected to the United States National Academy of Sciences, and in 2010, he was made a foreign member of the Royal Netherlands Academy of Sciences. Dr. Dinarello is considered one of the founding fathers of cytokine biology, and regularly speaks at symposia around the world. For his research in the field, Dr. Dinarello has won numerous awards: the Novartis Prize in Clinical Immunology, the Paul Ehrlich Prize, the Bonsfils-Staton Award, the Royal Swedish Academy of Sciences Crafoord Prize in Polyarthritis, the Albany Medical Center Prize in Medical and Biomedical Research (the largest U.S. prize in medicine), the Squibb Award, the Ernst Jung Prize of Medicine, the Gold Medal of Heilmeyer Society for International Medicine, the Chirone Prize, the Carol Nachman Prize, the Sheikh Hamdan bin Rashdid al Maktoum Award, the Beering Prize, and the Bonazinga Award. In November 2012, Mr. Dinarello received the Lifetime Achievement Award of the Eicosanoid Foundation for his pioneering studies in the role of lipids in cytokine-mediated inflammation, and in June of 2014, he received the Drexel Prize in Immunology. Within the past five years, Dr. Dinarello has served as a director of Omni Bio Pharmaceutical, Inc. Among other attributes, skills and qualifications, the Board believes Dr. Dinarello is qualified to serve as a Director of the Company because his distinguished scientific background and his extensive experience with research organizations allow him to provide strategic guidance with regard to product development and the markets and customers we serve.

John L. Higgins

John L. Higgins, age 45, has served on the Company’s Board since 2009. He graduated Magna Cum Laude with a bachelor’s degree from Colgate University. Mr. Higgins has been President and Chief Executive Officer of Ligand Pharmaceuticals, Inc. since January 2007 and has been a member of Ligand’s Board of Directors since March 2007. From 1997 until joining Ligand, Mr. Higgins was with Connetics Corporation, a specialty pharmaceutical company, as its Chief Financial Officer, and also served as Executive Vice President, Finance and Administration and Corporate Development at Connetics from January 2002 until its acquisition by Stiefel Laboratories, Inc. in December 2006. Mr. Higgins was previously a member of the executive management team and a director at BioCryst Pharmaceuticals, Inc., a biopharmaceutical company. Before joining BioCryst in 1994, Mr. Higgins was a member of the healthcare banking team of Dillon, Read & Co. Inc., an investment banking firm. Mr. Higgins also serves as Chairman of CoMentis, Inc., a biopharmaceutical company, and has served as a director of numerous public and private companies. Among other attributes, skills and qualifications, the Board believes Mr. Higgins is qualified to serve as a Director of the Company due to his combination of biopharmaceutical business, accounting and finance experience as well as his executive management experience, particularly with public companies.

Karen A. Holbrook, Ph.D

Karen A. Holbrook, Ph.D., age 72, has served on the Company’s Board since 2007. Dr. Holbrook earned her bachelor’s and master’s degrees in zoology from the University of Wisconsin-Madison. She earned a Ph.D. in biological structure from the University of Washington School of Medicine, where she pursued postdoctoral training in the Department of Medicine, Division of Dermatology. Dr. Holbrook served as Senior Vice President for Research and Innovation from 2007 to 2010, and the Senior Vice President for Global Affairs and International Research from 2010 to 2013 at the University of South Florida. She continues to serve as a senior advisor to the president of the University of South Florida and as a private consultant. She served as President of The Ohio State University from 2002 to 2007. Dr. Holbrook previously served as Senior Vice President for Academic Affairs and Provost at The University of Georgia, as well as Professor of Cell Biology and Adjunct Professor of Anatomy and Cell Biology and Medicine at the Medical College of Georgia. Before that, Dr. Holbrook served at the University of Florida at Gainesville as Vice President for Research and Dean of the Graduate School, as well as Professor of Anatomy and Cell Biology and Medicine (Dermatology). Her earlier academic career was spent as a Professor of Biological Structure and Medicine at the University of Washington School of Medicine where she gained a national reputation for her expertise in human fetal skin development and genetic skin disease and was a National Institutes of Health MERIT awardee. She also served as Associate Dean for Scientific Affairs. Dr. Holbrook served on non-profit boards, such as the American Association for the Advancement of Science and the Association of American Medical Colleges, among others. Among other attributes, skills and qualifications, the Board believes Dr. Holbrook is qualified to serve as a Director of the Company because her scientific background, academic leadership, and significant personal, professional, and international experience, especially in Asia and the Middle East, provide valuable executive management and strategic insight.

Charles R. Kummeth

Charles R. Kummeth, age 55, has been President, Chief Executive Officer, and member of the Board of the Company since April 1, 2013. Prior to joining the Company, he served as President of Mass Spectrometry and Chromatography at Thermo Fisher Scientific Inc. from September 2011. He was President of that company’s Laboratory Consumables Division from 2009 to September 2011. Prior to joining Thermo Fisher, Mr. Kummeth served in various roles at 3M Corporation, most recently as the Vice President of the company’s Medical Division from 2006 to 2008. It the past five years, Mr. Kummeth has also served on the board of Sparton Corp, an electromechanical device company. Among other attributes, skills and qualifications, the Board believes that Mr. Kummeth is qualified to serve as a Director of the Company because of his experience leading the growth of biotechnology companies. In addition, the Board believes that having the Chief Executive Officer serve as a member of the Board promotes strategy development and implementation and facilitates the flow of information between the Board and management.

Roger C. Lucas, Ph.D.

Roger C. Lucas, Ph.D., age 72, has been Vice Chairman and senior scientific advisor to the Company’s Board since 1995 and a Director since 1985. He holds a bachelor’s degree in biology from St. Mary’s College in Winona, Minnesota, and a Ph.D. in physiology/biochemistry from the Illinois Institute of Technology. He was a recipient of the National Institutes of Health pre- and post-doctoral fellowships and also served as Assistant Professor of Biochemistry at the State University of New York Medical School. Dr. Lucas is a private investor and currently a board member of Envoy Medical Corporation, ChemoCentryx, Inc. and Discovery Genomics, Inc. In 1980 Dr. Lucas joined R&D Systems as Head of Research. In 1985, he founded the Company’s Biotechnology Division, and from 1985 until his retirement in 1995, Dr. Lucas was Chief Scientific Officer, Executive Vice President and Secretary of the Company. Among other attributes, skills and qualifications, the Board believes Dr. Lucas is qualified to serve as a Director of the Company because of his scientific background, particularly given his experience as former Chief Scientific Officer of R&D Systems, and his knowledge of the Company and its markets.

Roeland Nusse, Ph.D.

Roeland Nusse, Ph.D., age 65, has served on the Company’s Board since May 2010. Dr. Nusse earned a bachelor’s degree in biology from the University of Amsterdam and a doctorate in molecular biology from the Netherlands Cancer Institute in 1980. He did his postdoctoral fellowship at the University of California, San Francisco. Dr. Nusse has served as Chairman of the Department of Developmental Biology at Stanford University since 2007. Dr. Nusse has been a professor or associate professor in the Department of Developmental Biology at Stanford University and an investigator at the Howard Hughes Medical Institute since 1990. He has also been the chair of the Department of Developmental Biology at Stanford since 2007. Dr. Nusse was previously at the Netherlands Cancer Institute (Amsterdam, The Netherlands) as a staff scientist and ultimately head of the Department of Molecular Biology. Dr. Nusse was elected to the United States National Academy of Sciences in April 2010. Dr. Nusse was previously named a member of the European Molecular Biology Organization in 1988, a member of the Royal Dutch Academy of Sciences in 1997 and a member of the American Academy of Arts and Sciences in 2001. Among other attributes, skills and qualifications, the Board believes Dr. Nusse is qualified to serve as a Director of the Company because his scientific research and academic background provide valuable strategic insight, including insight into the Company’s customers and markets.

Randolph C. Steer, M.D., Ph.D.

Randolph C. Steer, M.D., Ph.D., age 65, has served on the Company’s Board since 1990. Dr. Steer received his undergraduate degree in physiology and Ph.D. in pathobiology from the University of Minnesota and his medical degree from the Mayo Medical School. Dr. Steer is currently an independent biotechnology consultant. He served as President and Chief Operating Officer of Capstone Therapeutics Corp. from April 2006 to October 2011. Dr. Steer was elected to the Mayo Clinic Board of Trustees in November 2011. In the past five years, Dr. Steer also served as a director of Vital Therapies, Inc. From 1989 to 2006 Dr. Steer was a consultant to the pharmaceutical and biotechnology industries, where he advised companies in business development, medical marketing and regulatory and clinical affairs. His prior experience includes service as Associate Director of Medical Affairs at Marion Laboratories and as Medical Director at Ciba Consumer Pharmaceuticals. Among other attributes, skills and qualifications, the Board believes Dr. Steer is qualified to serve as a Director of the Company because his medical and scientific backgrounds and his knowledge of the pharmaceutical and biotechnology industries provide valuable strategic insight.

Harold J. Wiens

Harold J. Wiens, age 69, has served on the Company’s Board since May 2014. He holds a Bachelor’s degree in mechanical engineering from Michigan Technological University and is a 30-plus year veteran of The 3M Company. Mr. Wiens began his 3M career in 1968 and held multiple domestic and international engineering and production management roles, including Memory Technologies Group Manufacturing Manager for the Europe location, Managing Director and Executive Vice President of Sumitomo 3M, and, most recently, Executive Vice President of 3M’s Industrial Sector. Prior to retiring from 3M in 2006, Mr. Wiens restructured the business and led a global implementation of Six Sigma, which together resulted in faster business processes and a focus on customers that drove international growth. Since retirement, he remains active in the community by serving on the boards of local non-profit entities. Among other attributes, skills and qualifications, the Board believes Mr. Wiens is qualified to serve as a Director of the Company because of his deep knowledge in international business practices and his ability to guide balance between operations and accelerated growth of the Company.

Under the Company’s Amended and Restated Articles of Incorporation, directors will be elected as follows: (i) if the number of director nominees is equal to (or less than) the number of directors to be elected, directors will be elected by a majority vote, meaning that directors who receive a greater number of “FOR” votes than “AGAINST” votes will be elected; (ii) if the number of director nominees exceeds the number of directors to be elected, directors will be elected by a plurality of votes cast. Under the Board’s director resignation policy, an incumbent director who does not receive a majority of the votes cast “FOR” his or her election, in an election where the majority vote standard applies, must offer to tender his or her resignation to the Company’s Nominations and Governance Committee. The policy further provides that the Board, taking into account the recommendation of the Nominations and Governance Committee, will act on a tendered resignation and publicly disclose its decision within 90 days of receiving certification of the election results. If the Board does not accept such director’s resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected.

The Board, Committees and Meetings

The Board of Directors is the Company’s governing body with responsibility for oversight, counseling and direction of the Company’s management to serve the short- and long-term interests of the Company and its shareholders. The Board’s goal is to build long-term value for the Company’s shareholders and to ensure the vitality of the Company for its customers, employees and other individuals and organizations that depend on the Company. To achieve its goal, the Board monitors both the performance of the Company and the performance of the Chief Executive Officer (“CEO”). The Board consisted of ten members as of the fiscal year ended June 30, 2015 (“FY 2015”), all of whom were independent with the exception of Charles Kummeth, the President and CEO. Howard O’Connell is retiring at this annual meeting after 30 years of service as a director of the Company. The Board recommends to shareholders that his position not be replaced and that the number of directors on the Board be reduced from ten to nine members.

Standing Committee Responsibilities and Other Information

The Board currently has three standing Committees: the Audit Committee, the Executive Compensation Committee and the Nominations and Governance Committee. Each of these committees is governed by a written charter approved by the Board in compliance with applicable requirements of the SEC and Nasdaq (collectively, the “Applicable Rules”). The charter of each committee requires an annual review by such committee. Each member of our standing committees is independent, as determined by the Board, under the Applicable Rules. In addition, each member of the Audit Committee and the Executive Compensation Committee meets the additional independence standards for committee members under the Applicable Rules. The members of each standing committee are appointed by the Board each year for a term of one year and until their successors are elected, or until the earlier death or resignation or removal from the committee or the Board. In addition to the three standing committees, the Company also has a Scientific Advisory Board which includes certain directors with expertise in science. The Scientific Advisory Board assists the Company in identifying scientific areas of interest for collaboration and product development. In addition, the Board has, on occasion, established committees to deal with particular matters the Board believes appropriate to be addressed in that manner.

Audit Committee

The Audit Committee is responsible for the appointment, supervision and evaluation of the Company’s independent registered public accounting firm and for reviewing the Company’s internal audit procedures, the quarterly and annual financial statements of the Company and the results of the annual audit. The Audit Committee’s other responsibilities include approval of related party transactions, oversight of the Company’s cash investment policy and monitoring the Company’s financial fraud hotline and other compliance matters having financial impact. Additionally, the committee performs such other activities and considers such other matters, within the scope of its responsibilities, as the Audit Committee or Board deems necessary or appropriate. The Board has determined that, for FY 2015, all Audit Committee members are “audit committee financial experts” in accordance with SEC as such term is defined in Section 407 of the Sarbanes-Oxley Act and Item 407(d)(5) of Regulation S-K.

Executive Compensation Committee

The Executive Compensation Committee determines base and incentive compensation for executive officers of the Company, establishes overall policies for executive compensation and reviews the performance of the executive officers. The Executive Compensation Committee works with Mr. Kummeth, the President and CEO, to establish compensation and performance goals for the other executive officers and, acting independently, establishes the compensation and performance goals for Mr. Kummeth. The Executive Compensation Committee also recommends to the Board and administers director compensation policies and practices. The Executive Compensation Committee may delegate any of its responsibilities to one or more members of the Executive Compensation Committee to the extent permissible under Applicable Rules.

Nominations and Governance Committee

The Nominations and Governance Committee recruits well-qualified candidates for the Board, selects persons to be proposed in the Company’s Proxy Statement for election as directors at annual meetings of shareholders, determines whether each member of the Board is independent under Applicable Rules and establishes governance standards and procedures to support and enhance the performance and accountability of management and the Board. The Nominations and Governance Committee assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominations and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominations and Governance Committee through current members of the Board of Directors, professional search firms, shareholders or other persons and may be considered at any point during the year. The Nominations and Governance Committee also considers the composition of the Board’s standing committees and recommends any changes. Along with its other responsibilities, the Committee also evaluates overall Board performance and assists committees with their self-evaluations and monitors emerging corporate governance trends.

Board and Meeting Attendance

The Board met eight times during FY 2015. Each director attended at least 75% of the aggregate number of meetings of the Board and of all the standing and other committee meetings on which he or she served. Directors meet their responsibilities not only by attending Board and committee meetings but also conducted business via written actions in lieu of meetings and otherwise communicated informally throughout the year on various Board and committee matters with executive management, advisors and others on matters affecting the Company. Directors are also expected to attend the upcoming Annual Meeting. All directors attended the Annual Meeting of Shareholders held in October 2014.

The membership of each standing committee during FY 2015 and the number of committee meetings held during FY 2015 are identified in the table below.

Director	Audit	Executive Compensation	Nominations & Governance	Scientific Advisory Board
Robert V. Baumgartner	X		X
Charles A. Dinarello, M.D.				X
John L. Higgins	Chair	X
Karen A. Holbrook, Ph.D.		X	Chair	X
Charles R. Kummeth
Roger C. Lucas, Ph.D.				X
Roeland Nusse, Ph.D.			X	X
Howard V. O’Connell*	X
Randolph C. Steer, M.D., Ph.D.		Chair		X
Harold J. Wiens	X
Number of meetings held during FY 2015	5	8	2	2
*Mr. O’Connell will retire as of the Annual Meeting of Shareholders in October 2015.

Mr. Wiens is expected to be appointed to the Executive Compensation Committee immediately following the annual meeting, assuming the shareholders approve his election to the Board.

Director Qualifications, Experience and Diversity

The Nominations and Governance Committee periodically assesses the skills and experience needed of directors to properly oversee the short- and long-term interests of the Company. The Committee utilizes a variety of methods for identifying and evaluating nominees for director, with the ultimate goal of maintaining a well-rounded Board that functions collegially and independently. Candidates for the Board are considered and selected on the basis of outstanding achievement in their professional careers, experience, wisdom, personal and professional integrity, their ability to make independent, analytical inquiries, and their understanding of the business environment. Candidates must have the experience and skills necessary to understand the principal operational and functional objectives and plans of the Company, the results of operations and financial condition of the Company, and the position of the Company in its industry. Candidates must have a perspective that will enhance the Board’s strategic discussions and be capable of and committed to devoting adequate time to Board duties. With respect to incumbent directors, the Nominations and Governance Committee also considers past performance on the Board and contributions to the Company.

While the Company does not have a formal diversity policy for board membership, the Company seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board of Directors’ deliberations and decisions. The Nominations and Governance Committee considers, among other factors, diversity with respect to perspectives, backgrounds, skills and experience in its evaluation of candidates for board membership. Such diversity considerations are discussed by the Nominations and Governance Committee in connection with the general qualifications of each potential nominee.

Director Compensation

The Company believes that compensation for non-employee directors should be competitive and should encourage ownership of the Company’s stock. The Executive Compensation Committee annually reviews the level and form of the Company’s director compensation and, if it deems appropriate, recommends to the Board changes in director compensation.

 For FY 2015, each non-employee member of the Board received an annual retainer fee of $40,000. The Chairman of the Board received an additional annual fee of $20,000, the Audit Committee chair received an additional annual fee of $15,000, and each other committee chair received an additional annual fee of $12,000. In addition, on an annual basis, each non-employee director is eligible to receive either a fully vested option to purchase 5,000 shares of Bio-Techne Common Stock under the Company’s 2010 Equity Incentive Plan, or to receive an annual grant of a fully vested option to purchase 4,000 shares of Bio-Techne Common Stock, with an exercise price equal to the fair market value of Bio-Techne’s Common Stock on the grant date, and 1,000 shares of restricted stock, which vest after one year. Non-employee directors who join the Board other than by election at an annual meeting of shareholders receive a pro-rated equity grant based on the portion of the year served. Non-employee directors are also paid their reasonable expenses for attending Board and committee meetings. Directors who are employees of the Company or its subsidiaries do not receive any compensation for service on the Board.

Directors who are not employees of the Company were compensated for FY 2015 as follows:

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	All Other Compensation (4)	Total
Robert V. Baumgartner	$60,000	$91,780	$83,284	$1,270	$236,334
Roger C. Lucas, Ph.D.	40,000	91,780	83,284	1,270	216,334
Howard V. O-Connell	40,000	91,780	83,284	1,270	216,334
Randolph C Steer, M.D., Ph.D.	52,000	91,780	83,284	1,270	228,334
Charles A. Dinarello, M.D.	52,000	91,780	83,284	1,270	228,334
Karen A. Holbrook, Ph.D.	52,000	91,780	83,284	1,270	228,334
John L. Higgins	55,000	91,780	83,284	1,270	231,334
Roeland Nusse, Ph.D.	40,000	91,780	83,284	1,270	216,334
Harold J. Wiens	40,000	91,780	83,284	1,115	216,179

(1)

Amounts consist of annual director fees, chair fees, and committee fees for services as members of the Company's Board and its committees. For further information concerning such fees, see the discussion following this table.

(2)

Amounts represent the total grant date fair value of equity-based compensation for 1,000 shares of restricted stock granted pursuant to the Company's 2010 Equity Incentive Plan in FY 2015 at the grant date market value of $91.78 per share, in accordance with Financial Accounting Standards Board's Accounting Standards Codification (ASC) Topic 718. As of June 30, 2015, the following non-employee directors held the following number of unvested shares of restricted stock of the Company: Mr. Baumgartner-1,000; Dr. Lucas-1,000; Dr. Steer-1,000; Dr. Dinarello-1,000; Dr. Holbrook-1,000; Mr. Higgins-1,000; Dr. Nusse-1,000; Mr. O'Connell-1,000; and Mr. Wiens-1,000.

(3)

Amounts represent the total fair value of equity-based compensation for 4,000 stock option awards granted pursuant to the Company's 2010 Equity Incentive Plan in FY 2015, as calculated in accordance with the Financial Accounting Standards Board's Accounting Standards Codification (ASC) Topic 718. Assumptions used in the calculation of these amounts are described in Note 9 to the Company's audited financial statements for FY 2015, included in the Company's Annual Report on Form 10-K that was filed with the SEC on August 31, 2015. As of June 30, 2015, the following non-employee directors held options to purchase the following number of shares of the Company's Common Stock: Mr. Baumgartner-38,000; Dr. Lucas-23,000; Dr. Steer-28,000; Dr. Dinarello-43,000; Dr. Holbrook-38,000; Mr. Higgins-38,000; Dr. Nusse-33,000; Mr. O'Connell-38,000, which is held indirectly by O'Connell Family Trusts; and Mr. Wiens-6,000.

(4)	Amounts represent the total dollar value of dividends paid on restricted stock awards, as those amounts were not factored into the grant date fair value.

Corporate Governance

Board Independence

The Board annually reviews the independence of each director. The Board has affirmatively determined that all of the Company’s non-employee directors are “independent” as such term is defined in Applicable Rules. Mr. Kummeth is not independent based on his service as the Company’s CEO and President. In making its independence determinations, the Board reviewed transactions and relationships between the director, or any member of his or her immediate family, and the Company and its subsidiaries based on information provided by the director, Company records and publicly available information. In reviewing the independence of Dr. Dinarello, the Board considered that in FY 2015 the Company provided products valued at less than $50,000 to a laboratory at the University of Colorado School of Medicine directed by Dr. Dinarello for promotional and research purposes in a manner similar to the Company’s relationship with other research laboratories.

Board Leadership Structure

Currently, the Board is led by its Chairman, Mr. Baumgartner, an independent director. The Board has determined that dividing the roles of Chairman and CEO is the most effective leadership structure for the Company because of the differences between the two roles. The Board is responsible for setting the strategic direction for the Company. The Chairman of the Board sets the agenda for Board meetings and presides over meetings of the full Board and executive sessions of the independent directors. The CEO executes the Board’s direction and is responsible for the day-to-day leadership and performance of the Company. In addition, the independent directors of the Board meet in executive session without members of management present on a regularly scheduled basis.

The Board has determined that maintaining an independent Chairman, along with the independence of a majority of directors, helps maintain the Board’s independent oversight of management and ensures that the appropriate level of independence is applied to all Board decisions. In addition, the Audit, Executive Compensation, and Nominations and Governance Committees each consist entirely of independent directors.

Risk Oversight

Risk assessment and oversight is an integral part of Board and Committee deliberations throughout the year. The Company’s Board administers its risk oversight function through its Committees, as described below, and directly with respect to all other risks, including strategic, technology, cybersecurity and operational risks. In performing their oversight responsibilities, the Board and Committees review policies and guidelines that senior management use to manage the Company’s exposure to material categories of risk. In addition, the Board and Committees review the performance and functioning of the Company’s overall risk management function and management’s establishment of appropriate systems for managing risk.

The Audit Committee has oversight responsibility with respect to the Company’s financial risk assessment and financial risk management. The Audit Committee meets regularly with management and the Company’s independent auditors to review the Company’s risk exposures, the potential financial impact those risks may have on the Company, the steps management takes to address those risks, and how management monitors emerging risks.

With respect to the Company’s compensation plans and programs, the Executive Compensation Committee structures such plans and programs to balance risk and reward, while mitigating the incentive for excessive risk taking by the Company’s executive officers and employees. The Executive Compensation Committee has concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Nominations and Governance Committee oversees the management of risks associated with the composition and independence of the Company’s Board, as well as general corporate governance risks and policies and maintenance of the Code of Ethics and Business Conduct.

Executive Compensation Committee Interlocks and Insider Participation

During FY 2015, the members of the Executive Compensation Committee were Dr. Steer (Chair), Mr. Higgins and Ms. Holbrook. Mr. Wiens is expected to be appointed to the Executive Compensation Committee immediately following the annual meeting, assuming the shareholders approve his election to the Board. None of the current members of the Executive Compensation Committee was an officer or employee of the Company during FY 2015, or was formerly an officer of the Company. None of the current members of the Executive Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company during FY 2015 served on the compensation committee or the board of any company that employed any member of the Company’s Executive Compensation Committee or Board.

Executive Compensation Consultants

From time to time, the Executive Compensation Committee retains consultants to assist with setting executive compensation. The Executive Compensation Committee has sole authority to retain or replace such independent compensation consultants. The compensation committee annually evaluates the independent compensation consultant’s independence and performance under the applicable Nasdaq listing standards.

In FY 2015, the Executive Compensation Committee engaged Aon Hewitt, an independent outside compensation consulting firm, to advise the Executive Compensation Committee with respect to compensation of the CEO and other executive officers. In that capacity, Aon Hewitt provided a peer group analysis and assisted the Executive Compensation Committee in structuring the compensation program for the CEO and other executive officers. Aon Hewitt did not provide any additional services to the Company during FY 2015.

Principles of Corporate Governance

The Company has adopted Principles of Corporate Governance, which are applicable to all directors. The Principles of Corporate Governance describe the Company’s corporate governance practices and policies, and provide a framework for the governance of the Company. Among other things, the Principles of Corporate Governance require a majority of the members of the Board to be independent directors and require candidates for director to meet minimum qualifications including high moral character and mature judgment. The Principles of Corporate Governance also specify that the Company shall maintain Audit, Executive Compensation and Nominations and Governance Committees which consist entirely of independent directors.

Shareholder Communications

The Company values the perspectives of its shareholders. Management meets frequently with key shareholders to discuss the Company’s financial performance and strategies. Recently, the Company also initiated a shareholder engagement program to discuss governance matters with key shareholders.

Communications from shareholders are always welcome. Shareholders may communicate directly with the Board of Directors. All communications should be directed to the Corporate Secretary of the Company at 614 McKinley Place N.E., Minneapolis, MN 55413, and should prominently indicate on the outside of the envelope that such communication is intended for the Board of Directors, for non-management directors, or for a particular director. Unless other distribution is specified, the communication will be forwarded to the entire Board. With regard to nominations of director nominees by shareholders, the Nominations and Governance Committee will apply the same criteria in evaluating such candidates as is used for nominees recommended by other sources.

EXECUTIVE COMPENSATION

Executive Compensation Highlights

The Executive Compensation Committee has designed the compensation packages of our executive officers with key business and performance objectives in mind. In particular, we strive to align executive compensation with our key strategic objectives: building core products and innovation, geographic expansion, commercial execution, operational excellence and talent retention and recruitment.

Executive Compensation Initiatives

We have made the following progressive changes to our executive compensation programs in order to accomplish the objectives of attracting and retaining highly qualified executives, tying pay to performance and Company strategy, aligning executives’ incentives with long-term shareholder interests, and encouraging internal pay equity:

●	Engaged executive officers in the Company’s Short Term Incentive Plan: cash incentives are earned if annual performance goals are achieved.

●	Initiated Long-Term Performance Awards for the Company’s CEO: equity incentives are earned if performance goals are achieved over a three-year period.

●

Granted Long-Term Equity Awards to executive officers: stock options vest over a four-year period in order to align the financial interest of executives with the financial interests of Company shareholders.

●

Beginning in FY 2016, expanded Long-Term Performance Awards to other executive officers and employees: equity incentives will be earned if performance goals in critical measures of the business are achieved over a three-year period.

At last year’s annual meeting of shareholders, our advisory vote on executive compensation received 98.7% approval from shares present and entitled to vote. We appreciate our shareholders’ support of our compensation and governance practices and will continue to structure executive compensation in a manner that aligns the interests of executives with those of the shareholders.

Best Practices in Compensation Governance

The table below summarizes what we do and what we don’t do with respect to our compensation governance practices. We maintain these best practices to encourage actions that are in the long-term interests of our shareholders and the Company.

✔

Pay for performance. Under the FY2015 Management Incentive Plan, approximately 76% of CEO target total direct compensation was directly or indirectly tied to Company performance and approximately 62% of other NEOs’ target total direct compensation was directly or indirectly tied to Company performance.

✔	Emphasize long-term performance. Greater than half of NEOs’ target direct compensation is equity-based with multi-year vesting.

✔	Minimum required vesting. We do not allow vesting of options or stock appreciation rights to occur in a period of less than one year, subject to certain exceptions.

✔	Develop sound financial goals. Financial goals for incentive plans are based on targets that are challenging but achievable.

✔	Use double-trigger vesting provisions. Vesting connected with a change in control requires qualifying termination of employment (“double-trigger” provision).

✔	No hedging or pledging. Directors and executive officers may not hedge or pledge Company securities.

✔	No repricing of stock options or stock appreciation rights. No re-pricing or exchange of stock options or stock appreciation rights without shareholder approval.

✔	Mitigate undue risk. Annually review all incentive programs for material risk

✔	Independent Board Chair. Effective independent Board leadership and oversight of management

✔	Engage independent consultants. Compensation Committee engages independent compensation and legal consultants.

✔	Review tally sheets. Review of executive compensation program components includes potential severance and change in control payouts.

✔	No golden parachute tax gross-ups. We do not enter into new agreements with executive officers providing for golden parachute tax gross-ups.

Compensation Discussion and Analysis

In this section, we provide an overview of our executive compensation philosophy and describe the material components of our executive compensation program for our CEO, CFO and three other most highly compensated executive officers as of June 30, 2015 (collectively, our “NEOs”). For FY 2015, our NEOs and their respective titles were as follows:

•	Charles R. Kummeth, President and CEO;

•	James Hippel, Chief Financial Officer;

•	David Eansor, Senior Vice President – Biotechnology;

•	Robert Gavin, Senior Vice President – Protein Platforms; and

•	Brenda Furlow, Senior Vice President – General Counsel.

Fiscal 2015 Incentive Payouts Reflect Positive Performance

The Executive Compensation Committee aligns pay with performance and strategic initiatives by tying a significant portion of awards to rigorous revenue- and earnings-based financial goals and by using both short- and long-term incentives. For FY 2015, annual cash incentive payouts were above target for the CEO, CFO, and SVP – General Counsel because our Company-wide organic revenue and adjusted EBITDA results exceeded target goals on a blended basis. Cash incentive payouts for the SVP – Biotechnology and SVP – Protein Platforms ranged from 54% to 106% of target based on Company-wide and division performance.

NEOs also received time-based long-term equity awards during FY 2015 and achieved pro-rata vesting of time-based long-term equity awards granted in prior years. These awards generally have vesting periods of at least three years. Our CEO also received performance-based equity awards in FY 2015 with multi-year performance periods. Outside of our annual incentive program, in connection with the Company’s acquisition of ProteinSimple, our SVP – Protein Platforms received performance-based equity awards in FY 2015 with a one-year performance period, vesting in FY 2016.

For FY 2015, significant components of target pay were as follows:

Incentive Pay Element	Metric		Target Pay
Annual Goal-Based Cash Award	●	All NEOs: Consolidated Organic Revenue	25% – 100% of NEO base salary
	●	All NEOs: Consolidated Adjusted EBITDA
	●	SVP – Biotechnology and SVP – Protein Platforms: Division Organic Revenue
	●	SVP – Biotechnology and SVP – Protein Platforms: Division Adjusted EBITDA
Long-Term Equity Awards	●	All NEOs (Except CEO): Time-based	12% – 62% of NEO total target compensation
(time-based and/or performance-based stock options, restricted stock and RSUs)	●	CEO: 3-Year Consolidated Organic Revenue Growth and Consolidated Adjusted Earnings Growth	CEO: 100% of long-term equity granted in FY15 was performance-based

The table below summarizes the elements on which FY 2015 incentive payouts were based:

Incentive Pay Element	Financial Highlights		Payout
Short-Term Goal-Based Cash Awards	●	Achieved $452 million in Consolidated Revenue	54% – 107% of Target Award
	●	Achieved $190 million in Consolidated EBITDA
	●	Achieved $326 million in Biotechnology Revenue
	●	Achieved $66 million in Protein Platforms Revenue
Incentive Pay Element	Payout
Long-Term Time-Based Equity Awards	Annual Pro-Rata Vesting of Time-Based Awards (over 4 years)
(stock options and restricted stock)	Multi-Year Performance Awards Subject to Vesting in Future Years

The financial highlights above reflect as-reported GAAP numbers. Performance payouts are made based on growth of organic revenue and adjusted EBITDA, in the amounts reflected in the 2015 Summary Compensation Table. Organic revenue and adjusted EBITDA numbers exclude the impact of foreign currency translation, certain acquisitions and acquisition-related amortization, depreciation, costs and expenses, non-recurring litigation expenses and other unusual items. For a comprehensive discussion of our financial results, please refer to our Annual Report on Form 10-K for FY 2015, which was filed with the SEC on August 31, 2015.

Compensation Objectives

The Executive Compensation Committee reviews and approves each executive’s base pay, bonus, and equity incentives annually and is responsible for assuring that compensation for the executive officers is consistent with the objectives of attracting and retaining highly qualified executives, tying pay to performance and Company strategy, aligning executives’ incentives with long-term shareholder interests, and encouraging internal pay equity. The Executive Compensation Committee determines the appropriate level for each compensation component based on overall compensation objectives rather than using strict policies or guidelines for allocating compensation among the different compensation elements, and generally strives to make executives’ at-risk cash bonus opportunities and equity compensation commensurate with their level of responsibility within the organization. The graphics below illustrate the amount of CEO and other NEO target compensation tied to annual and long-term Company performance pursuant to the FY2015 base salaries and the FY2015 Management Incentive Plan.

Performance Targets Reward Stretch Performance

The target-setting process for our incentive plans is intended to align pay with performance and long-term shareholder interests. The Company’s business planning process and strategic direction is foundational to this effort. Bio-Techne’s business planning process is determined by the overall business environment, industry and competitive factors and our goals and strategies. The business planning process drives our annual operating plan as well as establishes our long-term financial, operational and strategic objectives.

Key Considerations in Development of Annual and Long-Term Goals
Business Environment		Competitive Factors		Company-Specific Factors
•	Market Outlook	•	Industry Trends	•	Historical Trends
•	International Trends	•	Competitive Landscape	•	Historical Performance
•	Analyst Expectations	•	Market Growth	•	Five-Pillar Strategy
•	Tax Policy			•	Capital Deployment Opportunities
				•	Recent Capital Deployment Decisions

The Executive Compensation Committee reviews and oversees the Company’s overall compensation philosophy and the development and implementation of compensation programs that are aligned with Bio-Techne’s business strategy. The financial performance goals approved by the committee for the annual and long-term incentive plans are informed by the annual operating plan and Bio-Techne’s five-pillar long-term strategy.

The annual incentive plan is aligned with the annual operating plan and is designed so that a target level payout requires achievement of reasonable, but challenging goals. Rolling three-year incentive awards, which were implemented for the CEO in FY 2015 and will apply to all NEOs in FY 2016, incentivize ongoing achievement of targets for each year in a three-year period. These targets build on the prior year’s results and thereby encourage long-term growth.

Elements of the 2015 Compensation Program

The Company’s executive compensation program consists of base salaries, annual cash performance bonuses, long-term equity awards and various benefits, including the Company’s Profit Sharing and Savings Plan and Stock Bonus Plan, in which all qualified employees of the Company participate. The Executive Compensation Committee typically also awards equity in the form of stock options, restricted stock, or a combination of stock options and restricted stock upon hiring a new executive officer.

Pay Element		Alignment with Shareholder Value Creation
•	Base Salary	Attracts and retains high-performing executives by providing market-competitive fixed pay
•	Annual Cash Incentive	Drives Company-wide and division performance
Focuses efforts on growing revenue and earnings and achieving strategic business goals
•	Long-Term Equity Awards	Aligns executives’ interests with those of shareholders
Motivates executives to deliver sustained long-term growth to the business and to Bio-Techne’s share price
Retains high-performing executives by providing a meaningful incentive to stay with the Company
•	Other Compensation and Benefits	Attracts and retains high-performing executives by offering competitive benefits

Annual Compensation

Annual compensation is delivered in cash with a significant variable portion at risk and contingent on the achievement of pre-established performance objectives. In FY 2015, components of annual compensation were:

•

Base salary. Base salary is the only fixed component of our executive officers’ total cash compensation. Base salaries provide competitive pay in order to attract and retain executives. Annual salary decisions are made in recognition of competitive data as well as the skills and experience each individual brings to the Company, the length of time with the Company and the performance contributions each makes. FY 2015 base salaries for our NEOs appear in the 2015 Summary Compensation Table.

•

Annual Cash Incentive. Executives are eligible to receive cash performance bonuses under the Company’s Short-Term Incentive Plan if predetermined goals are achieved. FY 2015 payouts appear in the 2015 Summary Compensation Table. Threshold, target and maximum opportunities for FY 2015 appear in the 2015 Grants of Plan-Based Awards Table.

FY 2015 Performance Metrics. The Short-Term Incentive Plan for FY 2015 provided that awards would be based upon the Company’s blended consolidated adjusted EBITDA results, consolidated organic revenue results, and, with respect to certain executive officers, division adjusted EBITDA results and division organic revenue results for FY 2015. For Mr. Eansor, who was promoted from SVP – Novus Biologicals to SVP - Biotechnology effective April 1, 2015, the division results included a blend of Novus Biologicals and the Biotechnology division. These targets align with the Company’s strategic objectives of strengthening core products, expanding geographically, and committing to commercial execution and operational excellence. In addition, setting clear goals and rewarding achievement promotes the Company’s strategic objective of talent retention and recruitment.

Metric		Weighting*	Why Metric Was Selected
Company-Wide Adjusted EBITDA	●	Determines 50% of the award for our CEO, CFO, and SVP – General Counsel	EBITDA is an important driver of share price valuation and shareholder expectations.
	●	Determines 25% of the award for our SVP – Biotechnology and SVP – Protein Platforms
Company-Wide Organic Revenue	●	Determines 50% of the award for our CEO, CFO, and SVP – Legal Counsel	Revenue growth is the best long-term driver of consistent cash generation.
	●	Determines 25% of the award for our SVP – Biotechnology and SVP – Protein Platforms
Division Adjusted EBITDA	●	Determines 25% of the award for our SVP – Biotechnology and SVP – Protein Platforms	For executive officers in charge of principal business units, division results are key measures of success.
Division Organic Revenue Growth	●	Determines 25% of the award for our SVP – Biotechnology and SVP – Protein Platforms, on a blended basis with other performance objectives.	For executive officers in charge of principal business units, division results are key measures of success.

*In each case, weighting is on a blended basis with other performance objectives

The range of eligible payouts for FY 2015 was based on a percentage of each NEO’s salary, as follows:

Performance Level	Payout Range
Blended threshold performance (95% of applicable organic revenue and adjusted EBITDA targets)	12.5% of base salary to 50% of base salary
Blended target performance (100% of applicable organic revenue and adjusted EBITDA targets)	25% of base salary to 100% of base salary
Blended maximum performance (105% of applicable organic revenue targets and adjusted EBITDA targets)	50% of base salary to 200% of base salary

In FY 2015, the Company achieved 98% of its target consolidated organic revenue and 102% of its target consolidated adjusted EBITDA. Pursuant to the payout curve, this performance yielded a payout of 107% of the target bonus on a blended basis for the CEO, CFO and SVP – General Counsel. In addition, the Company’s Biotechnology Division achieved 99% of its target organic revenue and 102% of its target adjusted EBITDA. Novus Biologicals achieved 88% of its target organic revenue and 130% of its target adjusted EBITDA. Pursuant to the payout curve and together with Company-wide performance, the performance of the Biotechnology Division and of Novus Biologicals yielded a payout of 106% of the target bonus on a blended basis for the SVP - Biotechnology. The Company’s Protein Platforms Division achieved 83% of its target organic revenue and 28% of target adjusted EBITDA. Pursuant to the payout curve and together with Company-wide performance, this performance yielded a payout of 54% of the target bonus on a blended basis for the SVP – Protein Platforms. The NEOs received FY 2015 payouts ranging from 54% to 107% of target awards based on Company and division financial results. For purposes of this annual cash incentive plan, calculation of revenue and EBITDA exclude the impact of foreign currency translation, certain acquisitions and acquisition-related amortization, depreciation, costs and expenses, non-recurring litigation expenses and other unusual items as the Executive Compensation Committee prefers to base performance on metrics that are influenced by the NEOs and within their control.

The Executive Compensation Committee retains the power to determine the bonus amounts and criteria for any new participants and to adjust the bonus amounts and criteria from time to time.

A participant must be employed on the last day of the fiscal year to receive any portion of the annual cash incentive payment she or he earns. If the person resigns for any reason before the end of the fiscal year, he or she will forfeit the entire bonus.

Long-Term Incentive Compensation

Long-term incentive compensation is a critical component of our executive compensation program. This element of compensation serves to align our executives’ financial interests with sustained shareholder value creation and long-term Company financial results. It also functions as an important retention tool and facilitates the positioning of our executives’ pay within the range of the competitive median of our compensation peer group.

In FY 2015, the primary elements of our long-term incentive compensation program were time-vested equity for all NEOs except for the CEO, and performance-vested equity for the CEO. Beginning in FY 2016, we are expanding the performance-vested equity component of our Management Incentive Plan to apply to all executive officers.

Time-Vested Equity

Stock Options. The Company makes annual stock option grants to executives in order to align the interests of executives with those of shareholders. Executives recognize value only if the market value of the Company’s stock appreciates over time. The Company’s stock option grants generally vest 25% on each of the first four anniversaries of the grant date and have a seven-year term. The Executive Compensation Committee determines the appropriate stock option award value by considering how the value of equity awards will impact each NEO’s total direct compensation as well as the balance between annual and long-term compensation, fixed and at-risk compensation, the Company’s strategic and operational objectives, the responsibilities and performance of the NEOs, internal equity, the grants made by companies in our compensation peer group and other factors the committee deems relevant.

FY 2015 Awards: In August 2014, following a review of all direct compensation components and market data, the Executive Compensation Committee awarded the following time-vested stock options to our NEOs:

Recipient	Option Shares
James Hippel	35,000
David Eansor	15,000
Brenda Furlow	15,000

In addition, Robert Gavin received 5,000 time-vested stock options in December 2014 upon taking the position of SVP – Protein Platforms.

The grant date fair values of these awards appear in the 2015 Summary Compensation Table, but the ultimate value of these awards will not be known until the options vest and are exercised.

Restricted Stock. Bio-Techne’s CEO receives restricted stock awards that generally vest over a three-year period. These awards are intended to further align the CEO’s interests with those of shareholders and to provide competitive total compensation to the CEO. The Executive Compensation Committee determines the appropriate number of restricted stock awards by considering the CEO’s total direct compensation as well as the balance between annual and long-term compensation, fixed and at-risk compensation, the Company’s strategic and operational objectives, the CEO’s performance, the grants made by companies in our compensation peer group and other factors the committee deems relevant.

In fiscal years 2013 and 2014, the CEO received 15,000 and 7,652 shares of restricted stock, respectively, both of which vested as to 1/3 of the award amount during FY 2015. The CEO did not receive a time-based restricted stock award in FY 2015.

Performance-Vested Equity and Cash

FY 2015 Performance Metrics for CEO LTIP Awards. Under the Long-Term Incentive Plan for FY 2015, the Executive Compensation Committee approved grants of stock options, restricted stock units and cash performance units to the CEO which vest following the Company’s 2017 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted earnings per share and organic revenue growth goals during each of the 2015, 2016 and 2017 fiscal years. These targets promote long-term achievement of the Company’s strategic objectives.

●	Company-Wide Adjusted Earnings Per Share. Earnings Per Share is an important driver of share price valuation and shareholder expectations. It determines 50% of the awards for our CEO.

●	Company-Wide Organic Revenue. Revenue growth is the best long-term driver of consistent cash generation. It determines 50% of the awards for our CEO.

The Executive Compensation Committee views Adjusted EPS and Organic Revenue Growth as most appropriate for the long-term incentive plan because they are measureable performance metrics that reflect the Company’s business performance and stress the balance between top-line growth and bottom-line performance, thereby incenting long-term profitable growth.  We believe that over the long-term, these performance metrics, working in tandem, are most appropriate for driving long-term shareholder value creation.

Threshold, target and maximum opportunities for FY 2015 appear in the 2015 Grants of Plan-Based Awards Table. In order to encourage a long-term view of performance, if the Company does not meet threshold performance during the first or second year of the award, the portion of the award that would have been forfeited is available if the following year’s performance exceeds target plus the preceding year’s shortfall. The earned portion of the awards will vest following completion of the three-year performance period. Adjusted earnings per share and organic revenue exclude the impact of foreign currency translation, certain acquisitions and acquisition-related amortization, depreciation, costs and expenses, non-recurring litigation expenses and other unusual items.

Vesting of Previously-Granted Performance-Vested Equity. In FY 2015, the CEO achieved full vesting of 10,203 shares of performance-based restricted stock that were granted in April 2014. Vesting was based on the following FY 2015 performance objectives: (i) closing and conducting integration of acquisitions made in FY 2015 (CyVek, PrimeGene, Novus and ProteinSimple); (ii) providing strategic leadership for our management team; (iii) implementing a new Enterprise Resource Planning system; (iv) revitalizing the Bio-Techne website; (v) refreshing and distributing the corporate strategic plan; (vi) achieving threshold fiscal year financial targets; (vii) implementing human resource policies; and (viii) assembling the Scientific Advisory Board and advancement of innovation partnerships.

Similarly, in FY 2015, the CFO achieved full vesting of 10,000 performance-based stock options that were granted in April 2014. Vesting was based on the following FY 2015 performance objectives: (i) developing monthly and quarterly business review processes for the Company and its divisions; (ii) analyzing, launching and implementing an Enterprise Resource Planning system; (iii) revitalizing the Bio-Techne website; (iv) leading business systems analysis and process consolidation efforts to promote enhanced financial compliance; (v) designing the financial staffing model and selecting and assessing financial staff; (vi) leading financial reporting processes and assisting with investor relations efforts; and (vii) successful financial integration of acquired companies (CyVek, PrimeGene, Novus and ProteinSimple).

FY 2016 Performance Metrics for all NEO LTIP Awards. Beginning in FY 2016, we are expanding the performance-vested equity component of our Management Incentive Plan to apply to all executives.

Accounting and Tax Treatment

The Company accounts for equity-based compensation paid to employees under FASB ASC Topic 718, which requires the Company to estimate and record an expense over the service period of an option award. Thus, the Company may record an expense in one year for awards granted in earlier years. Accounting rules also require the recording of cash compensation as an expense at the time the obligation is accrued.

Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company’s chief executive officer and three other most highly-paid executive officers (other than its chief financial officer). Qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met. The Executive Compensation Committee considers the tax deductibility of payments when setting compensation and may provide compensation that is not tax deductible if it determines that such action is appropriate.

Procedures for Setting Executive Compensation

Responsibility of the Executive Compensation Committee

The Executive Compensation Committee of the Board of Directors is responsible for establishing the compensation programs of the Company’s CEO and other executive officers, including but not limited to the other NEOs. The Executive Compensation Committee participates in the consideration of employment of prospective executive officers of the Company. The Executive Compensation Committee also administers the Company’s equity-based and performance-based compensation plans, including plans under which restricted stock and options are awarded. Accordingly, it is responsible for reviewing cash and equity incentives payable to executives and has the authority to grant restricted shares of Company Common Stock and options to purchase shares of the Company’s Common Stock to all participants under the Company’s equity award plans, and to determine all terms and conditions of such awards. For additional information on the Company’s corporate governance policies, see “Corporate Governance” above.

Role of the Chief Executive Officer in Compensation Decisions

The Executive Compensation Committee annually assesses the base compensation and the potential compensation that the named executive officers will be eligible to earn by achieving the Company’s financial targets. As part of this assessment, the CEO makes recommendations to the Executive Compensation Committee regarding the base compensation and target incentive amounts for the executive officers that report to him. Such recommendations take into account internal pay equity, position within an internal compensation range, changes in responsibilities, compensation levels for similar positions that considers industry and location and other factors the CEO considers important in establishing competitive compensation for the executives that report to him. Among these other factors is a philosophy that there should be a reasonable relationship between executive salaries and the average employee or mid-level manager salaries within an organization; executive bonuses should be based on performance; and long-term incentives should primarily be equity-based arrangements that are tied to long-term improvements in financial results and other factors that lead to appreciation in the Company’s stock price.

The Executive Compensation Committee discusses the CEO’s recommendations and accepts or adjusts them, in whole or in part, based on its own assessment of company strategic goals, executive responsibilities, internal pay equity and its independent review of local comparative data for all industries. The executive officers are not present during the Executive Compensation Committee’s final discussion and determination of the type and amount of compensation to be paid.

Use of Compensation Consultant and Peer Groups

The Executive Compensation Committee retained Aon Hewitt to assist with assessing the compensation packages for the CEO and other NEOs. In that capacity, Aon Hewitt provided a peer group analysis and assisted in structuring short- and long-term incentive plans for the executive officers. The Executive Compensation Committee believes that working with an independent compensation consultant furthers the Company’s objectives to recruit and retain qualified executives, align their interests with those of shareholders and ensure that their compensation packages will appropriately motivate and reward ongoing achievement of business goals.

The Executive Compensation Committee refers to a comparative group of life sciences companies when evaluating executive compensation. The companies in the peer group are strategically aligned with the goals of the Company and are similar in size to the Company. As of March 2015, the peer companies had a median 1,200 employees, $664,600,000 in revenue, and $105,600,000 in EBITDA over the trailing twelve months and had a 30-day average market capitalization of $3,661,300,000. At the time of the Executive Compensation Committee’s evaluation, Bio-Techne was positioned as follows relative to the peer group: number of employees – 42nd percentile; revenue – 40th percentile; EBITDA – 59th percentile; and market capitalization – 47th percentile.

Peer Group Companies
Affymetrix, Inc.	Alere Inc.	Align Technology, Inc.	Alkermes plc
Bio-Rad Laboratories, Inc.	Cepheid	Globus Medical, Inc.	HeartWare International, Inc.
Insulet Corporation	Luminex Corporation	Medivation, Inc.	Myriad Genetics, Inc.
PerkinElmer, Inc.	QIA GEN	Seattle Genetics, Inc.	The Medicines Company

Although it is not possible to compile a peer group of companies that directly compete with the Company, the issuers in the comparative group presented above operate in the same general industry as the Company, and the Executive Compensation Committee believes that such companies compete for a similar pool of executive talent.

The Executive Compensation Committee does not target a particular percentile range for the base salaries or total compensation of the Company’s named executive officers, but uses generally published local data and the comparative group data as one factor in its compensation decisions. The Executive Compensation Committee also considered internal equity considerations, experience, and strategic needs in setting other NEO compensation.

Executive Compensation Committee Report on Executive Compensation

The Executive Compensation Committee of the Board of Directors (the “Committee”) is responsible for reviewing and approving total compensation programs and levels for the Company’s executive officers, including the NEOs. The Committee’s responsibilities are specified in the Executive Compensation Committee Charter.

The Committee reviewed and discussed the Compensation Discussion and Analysis above with management. Based on the Committee’s review and its discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2015 Annual Meeting.

Randolph C. Steer, M.D., Ph.D. (Chair)

Karen Holbrook, Ph.D.

John L. Higgins

   Members of the Executive

   Compensation Committee

2015 Summary Compensation Table

The NEOs received the following compensation for the fiscal years ended June 30, 2015, 2014 and 2013:

Name and Principal Position	Fiscal Year	Salary (1)	Bonus		Stock Awards (2)		Option Awards (2)		Non-Equity Incentive Plan Compensation (3)		All Other Compensation		Total
Charles R. Kummeth,(4) President and CEO	2015	$625,000	—		$1,050,021	(5)	$1,050,003	(6)	$671,203		$40,517	(7)	$3,404,027
	2014	586,359	—		1,539,994	(5)	600,003	(6)	421,037		33,108		3,180,501
	2013	143,750	—		1,011,900	(5)	964,850	(6)	107,813		13,217		2,241,530
James Hippel,(8)	2015	350,000	—		—		456,750	(11)	244,318		7,800	(12)	1,058,868
Chief Financial Officer	2014	79,423	$20,000	(9)	431,250	(10)	498,750	(11)	—		133,592		1,163,015
	2013	—	—		—		—		—		—		—
David Eansor,(13)	2015	324,110	—		468,250	(14)	195,750	(15)	85,598		18,000	(16)	1,091,708
Senior Vice President Biotechnology	2014	—	—		—		—		—		—		—
	2013	—	—		—		—		—		—		—
Robert Gavin,(17)	2015	276,269	—		466,600	(18)	1,010,550	(19)	124,029	(20)	—		1,897,948
Senior Vice President Protein	2014	—	—		—		—		—		—		—
Platforms	2013	—	—		—		—		—		—		—
Brenda Furlow,(21)	2015	221,168	—		232,900	(22)	195,750	(23)	67,120		37,066	(24)	754,005
Senior Vice President and	2014	—	—		—		—		—		—		—
General Counsel	2013	—	—		—		—		—		—		—

(1)	Includes amounts deferred under the Company's Profit Sharing and Savings Plan, a qualified deferred compensation plan under Section 401(k) of the Internal Revenue Code.

(2)

Amounts shown above represent the total grant date fair value of equity-based compensation in the respective fiscal years assuming full (maximum) achievement of any applicable performance criteria. The fair value of equity awards is determined pursuant to the Financial Accounting Standards Board's Accounting Standards Codification (ASC) Topic 718. Assumptions used in the calculation of the fair value are described in Note I to the Company's audited financial statements for FY 2015, included in the Company's Annual Report on Form 10-K that was filed with the SEC on August 31, 2015.

(3)	Represents cash bonuses earned under the Company's cash incentive plans in effect for the applicable year, which are determined and paid in the subsequent fiscal year.

(4)	Mr. Kummeth joined the Company on April 1, 2013.

(5)

For 2015, represents 11,129 shares of performance-based restricted stock units granted on August 12, 2014. For 2014, represents 10,203 shares of performance-based restricted stock granted on April 1, 2014 and 7,652 shares of time-based restricted stock granted on April 1, 2014. For 2013, represents 15,000 shares of time-based restricted stock granted on April 1, 2013.

(6)

For 2015, includes performance-vested option to purchase 80,460 shares of Common Stock issued to Mr. Kummeth on August 12, 2014. For 2014, includes a time-vested option to purchase 46,316 shares of Common Stock issued to Mr. Kummeth on April 1, 2014. For 2013, includes a time-vested option to purchase 65,000 shares of Common Stock and a performance-vested option to purchase 50,000 shares that was issued to Mr. Kummeth on April 1, 2013 upon the Company hiring him to serve as Chief Executive Officer.

(7)

For 2015, includes $7,800 for 401k match, $3,021 for a supplemental life and disability insurance policy ($2006 to cover the cost of the premium and $1,015 as tax reimbursement related to payment for premium), and $32,717 dividends paid on unvested restricted stock, which amount was not factored into the grant date fair value of such awards.

(8)	Mr. Hippel joined the Company on April 1, 2014.

(9)

Represents a discretionary cash bonus awarded for Mr. Hippel’s performance in 2014. Mr. Hippel was not eligible for a cash bonus pursuant to the Company's cash incentive plans in effect for 2014 because he joined the Company on April 1, 2014.

(10)	Represents a grant of 5,000 restricted stock units issued to Mr. Hippel on April 1, 2014 upon the Company hiring him as Chief Financial Officer.

(11)

For 2015, includes a time-vested option to purchase 35,000 shares of Common Stock issued to Mr. Hippel on August 12, 2014. For 2014, includes a time-vested option to purchase 25,000 shares of Common Stock and a performance-vested option to purchase 10,000 shares of Common Stock issued to Mr. Hippel on April 1, 2014 upon the Company hiring him as Chief Financial Officer.

(12)	Includes $7,800 for 401k match.

(13)

Mr. Eansor joined the Company on July 2, 2014 through the acquisition of Novus Biologicals, LLC. Mr. Eansor was SVP - Novus Biologicals for the first three quarters of year and was promoted to SVP – Biotechnology as of April 1, 2015.

(14)	Represents a grant of 5,000 restricted stock units issued to Mr. Eansor on July 2, 2014 upon the Company hiring him as Senior Vice President, Novus Biologicals.

(15)	Represents grants of a time-vested option to purchase 15,000 shares of Common Stock issued to Mr. Eansor on August 12, 2014.

(16)	Includes $18,000 for 401k match.

(17)	Robert Gavin joined the Company in connection with the Company’s acquisition of ProteinSimple on July 31, 2014 and became an executive officer on November 25, 2014.

(18)	Represents a grant of 5,000 performance-based restricted stock units issued to Mr. Gavin on July 31, 2014.

(19)

Represents grants of a time-vested option to purchase 10,000 shares of Common Stock and a performance-vested option to purchase 50,000 shares of Common Stock issued to Mr. Gavin on July 31, 2014 in connection with the Company’s acquisition of ProteinSimple, and a grant of a time-vested option to purchase 5,000 shares of Common Stock on December 1, 2014 upon Mr. Gavin’s promotion to SVP – Protein Platforms.

(20)

Represents a cash bonus of $43,628 paid out to Mr. Gavin under the Company’s Management Incentive Plan for FY 2015, and $80,401 that was paid out as incentive for performance at ProteinSimple in FY 2015 in connection with an incentive arrangement that Mr. Gavin had with ProteinSimple prior to the Company’s acquisition of ProteinSimple.

(21)	Ms. Furlow joined the Company on August 4, 2014.

(22)	Represents a grant of 2,500 restricted stock units issued to Ms. Furlow on August 4, 2014 upon hiring her as Senior Vice President and General Counsel.

(23)	Represents grants of a time-vested option to purchase 15,000 shares of Common Stock that were issued to Ms. Furlow on August 12, 2014.

(24)	Includes $6,635 for 401k match, $11,566 for moving expenses and $18,864 for temporary housing related moving.

2015 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the named executive officers granted in FY 2015.

								All Other Stock	All Other Options Awards:	Exercise or Base	Grant Date Fair Value
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Awards: Number of Shares (3) (#)	Number of Securities Underlying Options (4) (#)	Price of Option Awards (per share) ($)	of Stock and Option Awards (5) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Charles R. Kummeth		$312,500	$625,000	$1,250,000	—	—	—	—	—	—	—
		15,667	31,333	47,000	—	—	—	—	—	—	—
	8/12/2014	—	—	—	3,710	7,419	11,129	—	—	—	$1,050,021
	8/12/2014	—	—	—	26,820	53,640	80,460	—	—	$94.35	1,050,003
James Hippel		113,750	227,500	455,000	—	—	—	—	—	—	—
	8/12/2014	—	—	—	—	—	—	—	35,000	94.35	543,200
David Eansor		40,625	81,250	162,500	—	—	—	—	—	—	—
	7/2/2014	—	—	—	—	—	—	5,000	—	—	466,600
	8/12/2014	—	—	—	—	—	—	—	15,000	94.35	232,800
Robert Gavin		40,625	81,250	162,500	—	—	—	—	—	—	—
			97,854		—	—	—	—	—	—	—
	7/31/2014	—	—	—	2,500	5,000	NA	—	—	—	466,600
	7/31/2014	—	—	—	—	—	—	—	10,000	93.32	156,500
	7/31/2014	—	—	—	25,000	50,000	NA	—	—	93.32	782,500
	12/1/2014	—	—	—	—	—	—	—	5,000	90.25	71,550
Brenda Furlow		31,250	62,500	125,000	—	—	—	—	—	—	—
	8/4/2014	—	—	—	—	—	—	2,500	—	—	232,900
	8/12/2014	—	—	—	—	—	—	—	15,000	94.35	232,800

(1)

Row 1 for each NEO represents cash bonuses that could have been earned under the Company’s Management Incentive Plan for FY 2015 and would have been paid in FY 2016. The payout under the Company’s Management Incentive Plan for FY 2015 for each participant depended on an individualized ratio of consolidated EBITDA results, consolidated revenue results, and with respect to Messrs. Eansor and Gavin, division EBITDA results and division revenue results. On July 29, 2015, the Board approved the following bonuses: Mr. Kummeth in the amount of $ 671,203, Mr. Hippel in the amount of $244,318, Mr. Eansor in the amount of $85,598, Mr. Gavin in the amount of $48,628, and Ms. Furlow in the amount of $67,120.

Row 2 for Mr. Kummeth represents performance-based cash units granted to him during the fiscal year under the Company’s 2010 Equity Incentive Plan. Such awards vest following the Company’s 2017 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted earnings per share and organic revenue growth goals during each of the 2015, 2016, and 2017 fiscal years.

Row 2 for Mr. Gavin represents the amounts that could have been earned under performance-based cash granted as part of a bonus plan in place prior to the Company’s acquisition of ProteinSimple. Mr. Gavin would have received a bonus equal to 40% of his base salary if he achieved all personal goals (20%) and ProteinSimple met its revenue growth goal during calendar year 2014 (20%). Based on this plan, Mr. Gavin was awarded $160,802 as a bonus for calendar year 2014, $80,401 of which related to performance during FY2015.

(2)

Represents the number of performance-based equity awards granted to the participant during the fiscal year under the Company’s 2010 Equity Incentive Plan. With respect to Mr. Kummeth, awards represent restricted stock units and stock options that vest following the Company’s 2017 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted earnings per share and organic revenue growth goals during each of the 2015, 2016, and 2017 fiscal years. With respect to Mr. Gavin, awards represent restricted stock units and stock options granted to him by the Company in connection with its acquisition of ProteinSimple and vest based on achievement of performance goals for the 2016 calendar year.

(3)

Represents the number of time-based restricted stock units granted to the participant during the fiscal year under the Company’s 2010 Equity Incentive Plan. Such awards vest annually in pro-rata increments on July 1, 2015, July 1, 2016, and July 1, 2017.

(4)

Represents the number of time-based stock options granted to the participant during the fiscal year under the Company’s 2010 Equity Incentive Plan. Such awards vest annually in pro-rata increments over a period of four years, beginning on the first anniversary of the grant date.

(5)

The fair value of the equity awards is determined pursuant to ASC Topic 718, assuming maximum performance is achieved. Assumptions used in the calculation of the fair value of the equity awards are described in Note I to the Company’s audited financial statements for FY 2015, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on August 31, 2015.

2015 Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding stock options and restricted stock held by the named executive officers on June 30, 2015.

	Option Awards								Stock Awards

Name	Number of Securities Underlying Unexercised Options Excercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have not Vested (#)		Market Value of Shares of Stock that have not Vested ($)	Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Market Value of Unearned Shares that have not Vested ($)
Charles R. Kummeth	—		—		80,460	(1)	$94.35	8/12/2021	10,102	(2)	$994,744	11,129	(3)	$1,095,873
	35,205	(4)	29,795	(4)	—		67.46	4/1/2020	—		—	—		—
	50,000	(5)	—		—		67.46	4/1/2020	—		—	—		—
	13,510	(6)	32,806	(6)	—		86.25	4/1/2021	—		—	—		—
James Hippel	—		35,000	(7)	—		94.35	8/12/2021	3,334	(8)	328,299	—		—
	6,250	(9)	18,750	(9)	—		86.25	4/1/2021	—		—	—
	10,000	(10)	—		—		86.25	4/1/2021	—		—	—		—
David Eansor	15,000	(11)	—		—		94.35	8/12/2021	5,000	(12)	492,350	—		—
Robert Gavin	—		10,000	(13)	—		93.32	7/31/2021	5,000	(14)	492,350	—		—
	—		—		50,000	(15)	93.32	7/31/2021	—		—	—		—
	—		5,000	(16)	—		90.25	12/1/2021	—		—	—		—
Brenda Furlow	15,000	(17)	—		—		94.35	8/12/2021	2,500	(18)	246,175	—		—

(1)

Vests in full or in part following the Company’s 2017 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted earnings per share and organic revenue growth goals during each of the 2015, 2016, and 2017 fiscal years.

(2)	Restricted stock risk of forfeiture will lapse with respect to 7,551 shares on April 1, 2016 and 2,551 shares on April 1, 2017.

(3)

Vests in full or in part following the Company’s 2017 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted earnings per share and organic revenue growth goals during each of the 2015, 2016, and 2017 fiscal years.

(4)	Vests 8,125 shares on October 1, 2013, 1,354 shares on the first day of each month for the period beginning November 1, 2013 and ending March 1, 2017, and 1,361 shares on April 1, 2017.

(5)

Vested in FY15 pursuant to the achievement of performance goals that related to the following: (i) organizational design, productivity and processes; (ii) strategic planning and investment; (iii) marketing and communication initiatives; (iv) ongoing integration of Tocris Holdings Ltd. into the Company’s operations; (v) product development and commercialization; (vi) alignment of Company-wide compensation plans and processes; and (vii) technology and infrastructure opportunities.

(6)	Vests 5,790 shares on October 1, 2014, 965 shares on the first day of the month for the period beginning November 1, 2014 and ending March 1, 2018, and 961 shares on April 1, 2018.

(7)	Vests 8,750 shares on each of August 12, 2015, August 12, 2016, August 12, 2017 and August 12, 2018.

(8)	Restricted stock units to vest as to 1,667 shares on each of March 31, 2016 and March 31, 2017.

(9)	Vests 6,250 shares on each of April 1, 2015, April 1, 2016, April 1, 2017, and April 1, 2018.

(10)

Vested in FY15 pursuant to the achievement of performance goals that relate to the following: (i) development of monthly and quarterly business review processes; (ii) analysis, launch and implementation of an enterprise resource planning system; (iii) initiation of updates to the Company’s website; (iv) leadership of business systems analysis and process consolidation efforts to promote enhanced financial compliance; (v) selection and assessment of financial staff; (vi) leadership of financial reporting processes; (vii) successful management of investor relations efforts; and (viii) successful financial integration of acquired companies.

(11)	Vests 3,750 shares on each of August 12, 2015, August 12, 2016, August 12, 2017 and August 12, 2018.

(12)	Restricted stock units to vest as to 1,667 shares on July 1, 2015 and July 1, 2016 and as to 1,666 shares on July 1, 2017.

(13)	Vests 2,500 shares on each of July 1, 2015, July 1, 2016, July 1, 2017, and July 1, 2018.

(14)	Vests in full or in part if certain performance goals are achieved for calendar 2016.

(15)	Vests in full or in part if certain performance goals are achieved for calendar 2016.

(16)	Vests 1,500 shares on each of December 1, 2015, December 1, 2016, December 1, 2017 and December 1, 2018.

(17)	Vests 3,750 shares on each of August 12, 2015, August 12, 2016, August 12, 2017 and August 12, 2018.

(18)	Restricted stock units to vest as to 833 shares on July 1, 2015 and July 1, 2016 and as to 834 shares on July 1, 2017.

2015 Option Exercises and Stock Vested

The following table shows options exercised by the named executive officers during FY 2015 and each vesting of stock, including restricted stock and restricted stock units during FY 2015 for each of the named executive officers on an aggregated basis. The value realized on exercise is equal to the difference between the market price of the underlying shares at the date of exercise and the exercise price of the options. The value realized on vesting is equal to the market price of the underlying shares at the date of vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Charles R. Kummeth	—	—	17,753	$1,774,412
James Hippel	—	—	1,666	167,083

Executive Employment Agreements and Change in Control Arrangements

We have entered into employment agreements with our executive officers that outline the compensation and benefits payable to the executives and specify the payments that may be made upon certain termination events. The descriptions below are qualified in their entirety by reference to the agreements themselves, which have been included as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2014, as filed with the SEC on February 9, 2015.

Compensation Arrangements

The employment agreements with our NEOs provide for annual base salaries to be reviewed on at least an annual basis by the Executive Compensation Committee, and state that the executives will be eligible to participate in the Company’s Management Incentive Plan. Cash bonuses under the Management Incentive Plan are targeted at a specified percentage of the executive’s base salary. Executives are also eligible for periodic long-term equity awards as determined by the Board of Directors or the Executive Compensation Committee. The employment agreements provide that incentive compensation is subject to recoupment to the extent required by laws or regulations that are applicable to Bio-Techne.

Benefits

Our executives are entitled to participate in all general Bio-Techne benefit plans to the extent eligible to do so based on age, tenure and title, as well as to receive reimbursement for necessary and reasonable out-of-pocket expenses incurred in connection with performing their employment duties and paid vacation of four weeks per calendar year.

Under the employment agreements with Mr. Kummeth and Mr. Hippel, Bio-Techne provides reimbursement for supplemental life insurance and supplemental short-term and long-term disability insurance in a maximum amount that when aggregated with coverage provided to them under Bio-Techne’s other benefit plans is three times the applicable base salary for life insurance and 60% and 70% of applicable base salary for short-term and long-term disability insurance, respectively. The reimbursement amounts provided to Mr. Kummeth and Mr. Hippel also include an additional reasonable gross-up amount to cover taxes incurred by them as a result of such payments.

Potential Severance Events

Non-Change of Control Events

In the event Bio-Techne terminates an executive’s employment without “cause” (as defined in the employment agreements) or in the event an executive resigns for “good reason” (as defined in the employment agreements), the executive would be entitled to severance in the amount of one year of his or her then-current base salary. Any severance payments under the employment agreements are contingent upon the executive executing and complying with a release of claims against the Company.

The employment agreements define “cause” to include: (i) habitual neglect of, or willful or material failure to perform employment duties; (ii) embezzlement or any act of fraud; (iii) commission of acts that can be charged as a felony; (iv) dishonesty in dealing between the executive and Bio-Techne or between the executive and other Bio-Techne employees; (v) use or misuse of any controlled substance or of alcohol in a manner that adversely affects the executive’s job performance or otherwise could reflect negatively on the public image of Bio-Techne; (vi) habitual absenteeism; or (vii) willfully acting in a manner materially adverse to the best interests of Bio-Techne.

The employment agreements define “good reason” to mean: (i) a change in the executive’s reporting responsibilities, titles or offices which diminishes the executive’s responsibility or authority; (ii) a material reduction in executive’s total compensation from that provided in the executive’s employment agreement; (iii) a requirement imposed by Bio-Techne that results in the executive being based at a location that is outside a 50 mile radius of Bio-Techne; or (iv) physical working conditions or requirements that a reasonable person would find intolerable (provided that Bio-Techne has a 30-day right to cure or address such intolerable conditions).

Change of Control Events

If an executive’s employment is terminated without Cause or if an executive resigns for Good Reason upon a “change of control” (as defined in the employment agreement) or within one year thereafter, the executive would be entitled to severance in the amount of two years of his then-current base salary, with respect to Mr. Kummeth, or one year of his or her then-current base salary, with respect to all other NEOs, plus in each case the pro-rated value of any incentive compensation earned through the date of separation and the automatic acceleration of any vesting requirements of outstanding equity awards. Any severance payments under the employment agreements are contingent upon the executive executing and complying with a release of claims against the Company.

For the purpose of the employment agreements, “change of control” generally means: (i) a person, entity or group becomes the owner of more than 50% of the combined voting power of Bio-Techne’s then-outstanding securities (other than in connection with an equity financing or solely as the result of a repurchase of outstanding shares by Bio-Techne); (ii) a merger, consolidation or similar transaction occurs and the shareholders of Bio-Techne immediately prior to the event to not own outstanding voting securities of more than 50% of the combined voting power of the surviving entity following the event; or (iii) a sale, lease or other disposition of substantially all of the total gross value of Bio-Techne’s consolidated assets occurs.

Quantification of Potential Severance Events as of June 30, 2015

For each named executive officer, the estimated amount of potential payments at June 30, 2015, assuming the executive’s employment terminates pursuant to a covered reason is as follows:

	Cash Severance Upon Termination	Severance Upon Termination Following a Change in Control
Name	Without Cause or Resignation for Good Reason	Cash Severance	Value of Accelerated Equity Awards (1)
Charles R. Kummeth	$625,000	$1,921,203	$6,554,243
James Hippel	350,000	594,318	900,199
David Eansor	325,000	410,598	554,150
Robert Gavin	325,000	529,430	842,450
Brenda Furlow	250,000	317,120	307,975

(1)

Assumes that the triggering event took place on the last business day of FY2015, and the price per share of the Company's securities is the closing market price as of that date. Represents the sum of the value of accelerated restricted stock and RSUs, calculated by multiplying the number of restricted stock and RSUs by the price per share on June 30, 2015, plus the value of option shares, calculated by subtracting the aggregate exercise price from the price per share on June 30, 2015 and multiplying the difference by the number of option shares.

Item 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

Your Board recommends a vote “FOR” support of the Company’s named executive officer compensation.

Consistent with the results of the shareholder advisory vote held at the 2011 Annual Meeting of Shareholders regarding the frequency of “say-on-pay” votes, the Board has adopted a policy providing for annual “say-on-pay” advisory votes. This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to the named executive officers. Our Executive Compensation Committee has described our compensation philosophy in the Compensation Discussion and Analysis contained in this Proxy Statement. Shareholders are urged to read the Compensation Discussion and Analysis, which also discusses how the Company’s compensation policies and procedures implement the Company’s compensation philosophy, as well as the 2015 Summary Compensation Table and other related tables and narrative disclosure that describe the compensation of the Chief Executive Officer, the Chief Financial Officer and the other named executive officers of the Company in FY 2015. The Executive Compensation Committee and the Board believe the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing the Company’s compensation philosophy and in achieving its goals and that the compensation of the named executive officers in FY 2015 reflects and supports these compensation policies and procedures.

This advisory vote on named executive officer compensation, commonly referred to as a “say-on-pay” advisory vote, is not binding on the Board. However, the Board and Executive Compensation Committee will take into account the result of the vote when determining future executive compensation arrangements.

Under applicable Minnesota law and the Company’s Amended and Restated Bylaws, this proposal requires the affirmative vote of the holders of the greater of: (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

Item 4. AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN

Your Board recommends a vote “FOR” the Company’s Amended and Restated 2010 Equity Incentive Plan, which includes the allocation of 800,000 additional shares to the Plan reserve.

On July 29, 2015, the Board of Directors adopted, subject to shareholder approval, the Bio-Techne Corporation Amended and Restated 2010 Equity Incentive Plan (the “Amended and Restated Plan”), which amends and restates our existing 2010 Equity Incentive Plan (as currently in effect, the “2010 Plan”). A copy of the Amended and Restated Plan is attached as Appendix A to this Proxy Statement. The following summary of the material terms of the Amended and Restated Plan is qualified in its entirety by reference to the full text of the Amended and Restated Plan.

Under applicable Minnesota law and the Company’s bylaws, this proposal requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

Background

The Executive Compensation Committee believes that equity incentive grants are vital to our interests and our shareholders, as they play an important role in our ability to attract and retain key management, align a significant percentage of our executives’ compensation to her or his performance, as well as ours, and generate in our executives a strategic long-term interest in our performance. As discussed below, the Amended and Restated Plan will allow for the continued use of stock-based compensation and will permit us significant flexibility in determining the types and specific terms of awards made to participants. This flexibility will allow us to make future awards based on the then-current objectives for aligning compensation with shareholder value. The key revisions to the 2010 Plan as reflected in the Amended and Restated Plan and its related award agreements include:

•	increase the number of shares available for issuance under the 2010 plan by 800,000 shares;

•	require a one year minimum vesting period for options and stock appreciation rights, subject to certain exceptions;

•	require a post-vest holding period of at least twelve months for a portion of restricted stock and restricted stock unit awards to officers;

•

prohibit the repricing of options without shareholder approval, including direct repricing (lowering the exercise price of a stock option) and indirect repricing (canceling an outstanding stock option in exchange for cash or another award) other than in connection with a change in control or a substitute award; and

•	prohibit the reuse of shares withheld or delivered to satisfy the exercise price of an option or to satisfy tax withholding requirements with respect to options or stock appreciation rights.

Equity Compensation Plan Information

We currently award stock-based compensation, including stock options and restricted stock, under our 2010 Plan. The following table presents information about common stock authorized for issuance under the 2010 Plan as of June 30, 2015:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (#)	Weighted Avg. Exercise Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (#)
	(A)	(B)	(C)
Equity compensation plans approved by shareholders	1,166	$81.57	1.1 million
Equity compensation plans not approved by shareholders	0	N/A	0
Total	1,166	$81.57	1.1 million

As of September 4, 2015, there were 1,008,368 shares available for future grants under the 2010 Plan, and the closing price per share of our common stock was $92.24 as reported on The NASDAQ Global Select Market. If the Amended and Restated Plan is approved by our shareholders, 800,000 additional shares of the Company’s Common Stock will be reserved and available for awards under the Amended and Restated Plan, subject to adjustments as may be required or permitted in accordance with the terms of the Amended and Restated Plan.

We believe that adding 800,000 shares to the pool available for issuance under the Amended and Restated Plan will enable us to continue to provide necessary incentives to our employees and directors. In FY 2015, our non-employee directors, NEOs, executive officers and non-officer employees received equity awards with respect to the following aggregate amounts of shares. Director and NEO grants are set forth in more detail in the “Director Compensation” and “Executive Compensation” sections of this Proxy Statement.

	Number of Shares Underlying Options	Number of Shares Underlying RSUs	Number of Shares Underlying Restricted Stock Awards
NEOs:
Charles R. Kummeth	80,460	11,129	—
James Hippel	35,000	—	—
David Eansor	15,000	5,000	—
Robert Gavin	65,000	5,000	—
Brenda Furlow	15,000	2,500	—
All current executive officers as a group	240,460	23,629	—
All director nominees who are not executive officers as a group	36,000	—	9,000
All current employees, including all current officers who are not executive officers, as a group	194,000	2,500	—

Administration

The Board has delegated administration of the Amended and Restated Plan to the Executive Compensation Committee. The Board and the Executive Compensation Committee are collectively referred to in the Amended and Restated Plan as the “Administrator.”

The Administrator may delegate to one or more Committees and/or sub-Committees, or to one or more officers of the Company and/or its Affiliates, or to one or more agents and/or advisors, such administrative duties or powers as it may deem advisable. The Administrator or any Committees or individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility that the Administrator or such Committees or individuals may have under the Amended and Restated Plan. The Administrator may, by resolution, authorize one or more directors who are also officers of the Company to do one or both of the following on the same basis as can the Administrator: (i) designate employees to be recipients of awards under the Amended and Restated Plan and (ii) determine the size of any such awards; provided, however, that the Administrator may not delegate such responsibilities to any such officer for awards granted to an employee who is an officer or director of the Company or the beneficial owner of more than 10% of the Company’s common stock, or to any key salaried employee who is a “covered employee” as defined in Internal Revenue Code Section 162(m); the resolution providing such authorization must set forth the total number of awards such officer(s) may grant; and the officer(s) must report periodically to the Administrator regarding the nature and scope of the awards granted pursuant to the authority delegated.

Except as otherwise provided in the Amended and Restated Plan, the Administrator will have all of the powers vested in it under the provisions of the Amended and Restated Plan, including but not limited to exclusive authority to determine, in its sole discretion, whether an award will be granted; the individuals to whom, and the time or times at which, awards will be granted; the number of shares subject to each award; the exercise price of options granted thereunder; the performance criteria, if any; and any other terms and conditions of each award. The Administrator will have full power and authority to administer and interpret the Amended and Restated Plan; to make and amend rules, regulations and guidelines for administering the Amended and Restated Plan; to prescribe the form and conditions of the respective agreements evidencing each award (which may vary from participant to participant); to amend or revise agreements evidencing any award (to the extent the amended terms would be permitted by the Amended and Restated Plan and provided that no such revision or amendment, except as is authorized in Section 15 of the Amended and Restated Plan may impair the terms and conditions of any award that is outstanding on the date of such revision or amendment to the material detriment of the participant in the absence of the consent of the participant); and to make all other determinations necessary or advisable for the administration of the Amended and Restated Plan (including to correct any defect, omission or inconsistency in the Amended and Restated Plan or any agreement, to the extent permitted by law and the Amended and Restated Plan). The Administrator’s interpretation of the Amended and Restated Plan, and all actions taken and determinations made by the Administrator pursuant to the power vested in it under the Amended and Restated Plan will be conclusive and binding on all parties concerned.

Eligibility

Any employee, director, or consultant may participate in the Amended and Restated Plan; provided, however, that only employees are eligible to receive Incentive Stock Options. As of the date of this Proxy Statement, approximately 100 employees and nine non-employee directors are eligible to participate in the Amended and Restated Plan. The Company may grant awards to employees who are “covered employees” under Section 162(m) of the Internal Revenue Code. These covered employees include our executive officers. Section 162(m) generally limits the corporate tax deduction for compensation paid to executive officers that is not “performance-based” to $1,000,000 per executive officer. “Performance-based” compensation meeting certain requirements is not counted against the $1,000,000 limit and generally remains fully deductible for tax purposes. The Amended and Restated Plan provides that the Administrator may structure awards to covered employees as “performance-based” compensation under Section 162(m) if it chooses to do so.

Shares Available for Awards

The stock to be awarded or optioned under the Amended and Restated Plan (the “share authorization”) will consist of authorized but unissued shares of common stock. The maximum aggregate number of shares of common stock reserved and available for awards under the Amended and Restated Plan is One Million Eight Hundred and Eight Thousand Three Hundred Sixty-Eight (1,808,368) shares; provided that all shares of stock reserved and available under the Amended and Restated Plan will constitute the maximum aggregate number of shares of stock that may be issued through incentive stock options.

The following shares of common stock will not reduce the share authorization and will continue to be reserved and available for awards granted pursuant to the Amended and Restated Plan: (i) all or any portion of an outstanding option or stock appreciation right that is terminated prior to exercise, (ii) all or any portion of any outstanding restricted stock award or restricted stock unit that expires or is forfeited for any reason, or that is terminated prior to the vesting or lapsing of the risks of forfeiture on such award, and (iii) shares of common stock covered by an award to the extent the award is settled in cash; provided, however, that the full number of shares of common stock subject to a stock appreciation right will reduce the share authorization, whether such stock appreciation right is settled in cash or shares of common stock. The following shares shall reduce the share authorization and shall not become available again for issuance under Amended and Restated Plan: (a) shares of common stock retained or withheld to satisfy tax withholding obligations on an award, (b) shares of common stock retained or withheld to pay the exercise price of an option or purchase price of an award, (c) shares of common stock subject to a broker-assisted cashless exercise, (d) shares of common stock delivered (either actually or by attestation) to the Company to pay the exercise price of an option or purchase price of an award or to satisfy tax withholding obligations on an award, and (e) shares of common stock repurchased by the Company with the proceeds of an option.

For awards made under the Amended and Restated Plan that are intended to qualify as “performance-based” compensation under Section 162(m), no person may be granted options or stock appreciation rights under the Amended and Restated Plan for more than three hundred thousand (300,000) shares of common stock in any calendar year; no person may be granted restricted stock awards, restricted stock unit awards or performance share awards under the Amended and Restated Plan for more than two hundred thousand (200,000) shares of common stock in any calendar year; and no person may be granted performance cash awards under the Amended and Restated Plan for more than five million dollars ($5,000,000) in any calendar year.

The Administrator will adjust the number of shares and share limits described above in the case of a stock dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-off, repurchase or exchange of shares, or other similar corporate transaction where such an adjustment is necessary to prevent dilution or enlargement of the benefits available under the Amended and Restated Plan. Any adjustment determination made by the Administrator will be final, binding and conclusive.

Type of Awards and Terms and Conditions

The Amended and Restated Plan provides that the Administrator may grant awards to eligible participants in any of the following forms, subject to such terms, conditions and provisions as the Administrator may determine to be necessary or desirable:

•	stock options, including both incentive stock options (“ISOs”) and non-qualified stock options;
•	stock appreciation rights (“SARs”);
•	restricted stock;
•	restricted stock units; and
•	other stock-based and cash awards.

Options. Options may either be incentive stock options (“ISOs”), which are specifically designated as such for purposes of compliance with Section 422 of the Internal Revenue Code, or non-qualified stock options (“NSOs”). Options vest as determined by the Administrator, subject to statutory limitations regarding the maximum term of ISOs and the maximum value of ISOs that may vest in one year. Notwithstanding the foregoing, ISOs granted under the Amended and Restated Plan shall not vest and become exercisable in less than one year from the date of grant; provided, however, that these vesting restrictions shall not apply to ISOs that, when combined with all other options and SARs granted under the Amended and Restated Plan without such minimum vesting restrictions, are granted for a total number of shares that is less than 90,418, or 5% of the total shares authorized for grant under the Amended and Restated Plan. The exercise price of each share subject to an ISO will be equal to or greater than the fair market value of a share on the date of the grant of the ISO; however, in the case of an ISO grant to a shareholder who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any subsidiary, the exercise price will be equal to or greater than 110% of the fair market value of a share on the grant date.

NSOs vest as determined by the Administrator, subject to any statutory limitations regarding the maximum term of non-qualified stock options. Notwithstanding the foregoing, NSOs granted under the Amended and Restated Plan shall not vest and become exercisable in less than one year from the date of grant; provided, however, that these vesting restrictions shall not apply to NSOs that, when combined with all other options and SARs granted under the Amended and Restated Plan without such minimum vesting restrictions, are granted for a total number of shares that is less than 90,418, or 5% of the total shares authorized for grant under the Amended and Restated Plan. The exercise price of each share subject to an NSO will be determined by the Administrator at the time of grant but must be equal to or greater than the fair market value of a share on the date of grant. Recipients of options have no rights as shareholders with respect to any shares covered by the award until the award is exercised and a stock certificate or book entry evidencing such shares is issued or made, respectively.

Stock Appreciation Rights. SARs may be granted independent of or in tandem with a previously or contemporaneously granted stock option, as determined by the Administrator. Generally, upon exercise of a SAR, the recipient will receive cash, shares of Company stock, or a combination of cash and stock, with a value equal to the excess of: (i) the fair market value of a specified number of shares of Company stock on the date of the exercise, over (ii) a specified exercise price. SARs vest as determined by the Administrator, subject to applicable performance objectives and any statutory limitations regarding the maximum term of SARs. Notwithstanding the foregoing, SARs granted under the Amended and Restated Plan shall not vest and become exercisable in less than one year from the date of grant; provided, however, that these vesting restrictions shall not apply to SARs that, when combined with all other options granted under the Amended and Restated Plan without such minimum vesting restrictions, are granted for a total number of shares that is less than 90,418, or 5% of the total shares authorized for grant under the Amended and Restated Plan. Recipients of SARs have no rights as a shareholder with respect to any shares covered by the award until the date a stock certificate or book entry evidencing such shares is issued or made, respectively.

Restricted Stock Awards. Restricted stock awards consist of shares granted to a participant that are subject to one or more risks of forfeiture. Restricted stock awards may be subject to risk of forfeiture based on the passage of time or the satisfaction of other criteria, such as continued employment or Company performance. Recipients of restricted stock awards are entitled to vote and receive dividends attributable to the shares underlying the awards beginning on the grant date, but have no other rights as shareholders with respect to such shares.

Restricted Stock Units. Restricted stock units consist of a right to receive shares (or cash, in the Administrator’s discretion) on one or more vesting dates in the future. The vesting dates may be based on the passage of time or the satisfaction of other criteria, such as continued employment or Company performance. Recipients of restricted stock units have no rights as shareholders with respect to any shares covered by the awards until the date a stock certificate or book entry evidencing such shares is issued or made, respectively.

Performance Awards. Performance awards, which may be denominated in cash or shares, are earned upon achievement of performance objectives during a performance period established by the Administrator. Recipients of performance awards have no rights as shareholders with respect to any shares covered by the awards until the date a stock certificate or book entry evidencing such shares is issued or made, respectively.

Performance-Based Compensation. For any of the above awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, the performance objectives shall be limited to any one, or a combination of, (i) revenue or net sales, (ii) operating income, (iii) net income (before or after taxes), (iv) earnings per share, (v) earnings before or after taxes, interest, depreciation, amortization and/or stock compensation expense, (vi) gross profit margin, (vii) return measures (including, but not limited to, return on invested capital, assets, capital, equity, sales), (viii) increase in revenue or net sales, (ix) operating expense ratios, (x) operating expense targets, (xi) productivity ratios, (xii) gross or operating margins, (xiii) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment), (xiv) working capital targets, (xv) capital expenditures, (xvi) share price (including, but not limited to, growth measures and total shareholder return), (xvii) appreciation in the fair market value or book value of the Common Stock, (xviii) debt to equity ratio or debt levels, (xix) market share, in all cases including, if selected by the Administrator, threshold, target and maximum levels, and (xx) operational targets including without limitation milestones in clinical trials, research and development, regulatory approvals, new product commercialization and new market expansion.

Amendments of the Amended and Restated Plan

The Board may from time to time, insofar as permitted by law, suspend or discontinue the Amended and Restated Plan or revise or amend it in any respect. However, to the extent required by applicable law or regulation or as except as provided under the Amended and Restated Plan itself, the Board may not, without shareholder approval, revise or amend the Amended and Restated Plan to (i) materially increase the number of shares subject to the Amended and Restated Plan, (ii) change the designation of participants, including the class of employees, eligible to receive awards, (iii) decrease the price at which options or SARs may be granted, (iv) cancel, re-grant, repurchase for cash, or replace options or SARs that have an exercise price in excess of the fair market value of the common stock with other awards, or amend the terms of outstanding options or SARs to reduce their exercise price, (v) materially increase the benefits accruing to participants under the Amended and Restated Plan, or (vi) make any modification that will cause ISOs to fail to meet the requirements of Internal Revenue Code Section 422.

Term

The Administrator may grant awards pursuant to the Amended and Restated Plan until it is discontinued or terminated; provided, however, that ISOs may not be granted after July 28, 2025.

Change of Control

Unless otherwise provided in the terms of an award or in an employment agreement or other agreement between the participant and the Company, upon a change of control of the Company, as defined in the Amended and Restated Plan, the Administrator may provide for one or more of the following: (i) the acceleration of the exercisability, vesting, or lapse of the risks of forfeiture of any or all awards (or portions thereof); (ii) the complete termination of the Amended and Restated Plan and the cancellation of any or all awards (or portions thereof) that have not been exercised, have not vested, or remain subject to risks of forfeiture, as applicable in each case as of the effective date of the change of control; (iii) that the entity succeeding the Company by reason of such change of control, or the parent of such entity, must assume or continue any or all awards (or portions thereof) outstanding immediately prior to the change of control or substitute for any or all such awards (or portions thereof) a substantially equivalent award with respect to the securities of such successor entity, as determined in accordance with applicable laws and regulations; or (iv) that participants holding outstanding awards will become entitled to receive, with respect to each share of common stock subject to such award (whether vested or unvested, as determined by the Administrator pursuant to the Amended and Restated Plan) as of the effective date of any such change of control, cash in amount equal to (1) for participants holding options or SARs, the excess of the fair market value of such common stock on the date immediately preceding the effective date of such change of control over the exercise price per share of options or SARs, or (2) for participants holding awards other than options or SARs, the fair market value of such common stock on the date immediately preceding the effective date of such change of control. The Administrator need not take the same action with respect to all awards (or portions thereof) or with respect to all participants.

Payment

Upon exercise of an option granted under the Amended and Restated Plan, and as permitted in the Administrator’s discretion, the option holder may pay the exercise price in cash (or cash equivalent), by surrendering previously-acquired unencumbered shares of Company common stock, by withholding shares of Company common stock from the number of shares that would otherwise be issuable upon exercise of the option (e.g., a net share settlement), through broker-assisted cashless exercise (if compliant with applicable securities laws and any insider trading policies of the Company), another form of payment authorized by the Administrator, or a combination of any of the foregoing. If the exercise price is paid, in whole or in part, with Company common stock, the then-current fair market value of the stock delivered or withheld will be used to calculate the number of shares required to be delivered or withheld.

Transfer Restrictions

Unless permitted by law and expressly permitted by the Amended and Restated Plan or underlying award agreement, no award will be transferable, other than by will or by the laws of descent and distribution. The Administrator may permit a recipient of a NSO to transfer the award by gift to his or her “immediate family” or to certain trusts or partnerships (as defined and permitted by applicable federal securities law).

Notwithstanding anything in the Amended and Restated Plan or any award agreement to the contrary, a portion of any restricted stock and restricted stock units awarded to officers of the Company under the Amended and Restated Plan will also be subject to a mandatory holding period under the forms of award agreements approved in connection with the Amended and Restated Plan. Officers are required to hold 50% of the net shares acquired through the vesting of such awards until the officer satisfies the stock ownership guidelines established by the Company. Once the officer satisfies such stock ownership guidelines, the officer shall be required to hold 50% of the net shares until the earlier of one year after the date of vesting or the officer’s termination of service. For purposes of this requirement, “net shares” means the shares acquired through the lapse of risks of forfeiture or vesting of a restricted stock or restricted stock unit award, net of any shares withheld for withholding taxes.

Federal Income Tax Matters

Options. Under present law, an optionee will not recognize any taxable income on the date an NSO is granted pursuant to the Amended and Restated Plan. Upon exercise of the option, however, the optionee must recognize, in the year of exercise, compensation taxable as ordinary income in an amount equal to the difference between the option price and the fair market value of Company common stock on the date of exercise. Upon the sale of the shares, any resulting gain or loss will be treated as capital gain or loss. The Company will receive an income tax deduction in its fiscal year in which NSOs are exercised equal to the amount of ordinary income recognized by those optionees exercising options, and must comply with applicable tax withholding requirements.

ISOs granted under the Amended and Restated Plan are intended to qualify for favorable tax treatment under Section 422 of the Internal Revenue Code. Under Section 422, an optionee recognizes no compensation that is taxable as ordinary income when the option is granted. Further, the optionee generally will not recognize any compensation that is taxable as ordinary income when the option is exercised if he or she has at all times from the date of the option’s grant until three months before the date of exercise been an employee of the Company. The Company generally is not entitled to any income tax deduction upon the grant or exercise of an incentive stock option. Certain other favorable tax consequences may be available to the optionee if he or she does not dispose of the shares acquired upon the exercise of an incentive stock option for a period of two years from the granting of the option and one year from the receipt of the shares.

Stock Appreciation Rights. Generally, a recipient of a SAR will recognize compensation taxable as ordinary income equal to the value of the shares of Company common stock or the cash received in the year that the stock appreciation right is exercised. The Company normally will receive a corresponding deduction equal to the amount of compensation the recipient is required to recognize as ordinary taxable income, and must comply with applicable tax withholding requirements.

Restricted Stock Awards. Generally, no income is taxable to the recipient of a restricted stock award in the year that the award is granted. Instead, the recipient will recognize compensation taxable as ordinary income equal to the fair market value of the shares in the year in which the risks of forfeiture restrictions lapse. Alternatively, if a recipient makes an election under Section 83(b) of the Internal Revenue Code, the recipient will, in the year that the restricted stock award is granted, recognize compensation taxable as ordinary income equal to the fair market value of the shares on the date of the award. The Company normally will receive a corresponding deduction equal to the amount of compensation the recipient is required to recognize as ordinary taxable income, and must comply with applicable tax withholding requirements.

Restricted Stock Units. A recipient of restricted stock units will generally recognize compensation taxable as ordinary income in an amount equal to the fair market value of the shares (or the amount of cash) distributed to settle the restricted stock units on the settlement date(s). The Company normally will receive a corresponding deduction at the time of settlement, equal to the amount of compensation the recipient is required to recognize as ordinary taxable income, and must comply with applicable tax withholding requirements.

Performance Awards. A recipient of performance awards will recognize compensation taxable as ordinary income equal to the value of the shares of Company common stock or the cash received, as the case may be, in the year that the recipient receives payment. The Company normally will receive a deduction equal to the amount of compensation the recipient is required to recognize as ordinary taxable income, and must comply with applicable tax withholding requirements.

Section 409A of the Internal Revenue Code. Depending in part on particular award terms and conditions, certain awards under the Amended and Restated Plan may be considered non-qualified deferred compensation subject to the requirements of Section 409A of the Internal Revenue Code. If the terms of such awards do not meet the requirements of Section 409A, the violation of Section 409A may result in an additional 20% tax obligation, plus penalties and interest for such participant.

Section 162(m) of the Internal Revenue Code. Section 162(m) generally limits the corporate tax deduction for compensation paid to executive officers that is not “performance-based” to $1,000,000 per executive officer. “Performance based” compensation meeting certain requirements is not counted against the $1,000,000 limit and generally remains fully deductible for tax purposes. One of the requirements for compensation to be considered performance-based under the tax laws is that the Company must obtain shareholder approval every five years of the material terms of the performance goals for such compensation. In accordance with Internal Revenue Service rules, the material terms that the shareholders approve constitute the framework for the Company to establish programs and awards under which compensation provided by the Company can qualify as “performance based” compensation for purposes of the tax laws. Shareholder approval of the general performance goals specified in the Amended and Restated Plan and the maximum amounts that may be awarded under the Amended and Restated Plan, even without shareholder approval of specific targeted levels of performance, will qualify the incentive awards under the Amended and Restated Plan as “performance-based” compensation. We anticipate that shareholder approval of the Amended and Restated Plan will allow tax deductibility of performance-based awards granted under the Amended and Restated Plan for the next five years, at which point Section 162(m) will require further shareholder approval of these goals.

The foregoing is only a summary of the effect of U.S. federal income taxation with respect to the grant and exercise of awards under the Amended and Restated Plan. It does not purport to be complete, and does not discuss the tax consequences of an individual’s death or the provisions of the income tax laws of any municipality, state or foreign country in which any eligible individual may reside.

Other Information

Other than as a result of their right to participate in the Amended and Restated Plan, no person who was a director or executive officer of the Company in the year ended June 30, 2015 or who is a nominee for director at the Annual Meeting, or any associate of theirs, has any substantial interest in this proposal.

PRINCIPAL SHAREHOLDERS

The following table provides information concerning the only persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding Common Stock as of September 4, 2015:

Name and Address of Beneficial Owner	Amount and Nature of Shares Beneficially Owned	Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,690,208(1)	7.2%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	2,325,955(2)	6.3%
Brown Capital Management, LLC 1201 N. Calvert Street Baltimore, Maryland 21202	2,332,040(3)	6.3%

(1)

BlackRock, Inc. reported its beneficial ownership on a Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) on January 26, 2015. The filing indicates that as of December 31, 2014, BlackRock, Inc. had sole voting power over 2,562,844 shares, shared voting power over no shares, sole dispositive power over 2,690,208 shares, and shared dispositive power over no shares.

(2)

The Vanguard Group reported its beneficial ownership on a Schedule 13G/A filed with the SEC on February 11, 2015. The filing indicates that as of December 31, 2014, The Vanguard Group has sole voting power of 25,097 shares, shared voting power over no shares, sole dispositive power over 2,304,358, and shared dispositive power over 21,597 shares.

(3)

Brown Capital Management, LLC reported its beneficial ownership on a Schedule 13G/A filed with the SEC on February 5, 2015. The filing indicates that as of December 31, 2014, Brown Capital Management, LLC has sole voting power of 1,377,383 shares, shared voting power over no shares, sole dispositive power over 2,332,040 and shared dispositive power over no shares.

MANAGEMENT SHAREHOLDINGS

The following table sets forth the number of shares of the Company’s Common Stock beneficially owned as of September 4, 2015, by each executive officer of the Company named in the Summary Compensation Table (the “named executive officers”), by each director and by all directors and current executive officers as a group. Each individual beneficially owns less than one percent of total shares outstanding, plus shares subject to options exercisable by him or her. As a group, executive officers and directors beneficially own 3.0% of total shares outstanding.

Name of Director or Executive Officer	Number of Shares Beneficially Owned (1)
Charles R. Kummeth	154,687(2)
Robert V. Baumgartner	43,000(3)
Roger C. Lucas, Ph.D.	16,456(4)
Howard V. O’Connell	110,000(5)
Randolph C. Steer, M.D., Ph.D.	19,000 (6)
Charles A. Dinarello, M.D.	48,500(7)
Karen A. Holbrook, Ph.D.	39,000(8)
John L. Higgins	40,000(9)
Roeland Nusse, Ph.D.	35,000(10)
David Eansor	4,886(11)
Robert Gavin	2,500(12)
Brenda Furlow	4,306(13)
James Hippel	26,100(14)
Harold J. Wiens	7,500(15)
Officers and directors as a group (16 persons)	1,121,447(16)

(1)

Unless otherwise indicated, the person listed as the beneficial owner has sole voting and sole investment power over outstanding shares. Shares beneficially owned includes shares underlying restricted stock awards that are currently outstanding, shares underlying restricted stock units that are currently outstanding and vested, shares underlying options that are currently outstanding and exercisable and options that are currently outstanding and will become exercisable within 60 days of September 4, 2015. Percentage ownership calculations are based on 37,178,693 shares issued and outstanding on September 4, 2015.

(2)	Includes 44,377 shares held directly, 105,672 shares subject to vested but unexercised stock options, and 4,638 shares subject to stock options that will vest within 60 days of September 4, 2015.

(3)	Includes 5,000 shares held directly and 38,000 shares subject to vested but unexercised stock options.

(4)	Includes 3,456 shares held directly and 13,000 shares subject to vested but unexercised stock options.

(5)

Includes 2,000 shares held directly, 70,000 shares held indirectly by O’Connell Family Trusts, and 38,000 shares subject to vested but unexercised stock options held indirectly by O’Connell Family Trusts.

(6)	Includes 1,000 shares held directly and 18,000 shares subject to vested but unexercised stock options.

(7)	Includes 5,500 shares held directly and 43,000 shares subject to vested but unexercised stock options.

(8)	Includes 1,000 shares held directly and 38,000 shares subject to vested but unexercised stock options.

(9)	Includes 2,000 shares held directly and 38,000 shares subject to vested but unexercised stock options.

(10)	Includes 2,000 shares held directly and 33,000 shares subject to vested but unexercised stock options.

(11)	Includes 1,136 shares held directly and 3,750 shares subject to vested but unexercised stock options.

(12)	Includes 2,500 shares subject to vested but unexercised stock options.

(13)	Includes 556 shares held directly and 3,750 shares subject to vested but unexercised stock options.

(14)	Includes 1,100 shares held directly and 25,000 shares subject to vested but unexercised stock options.

(15)	Includes 1,500 shares held directly and 6,000 shares subject to vested but unexercised stock options.

(16)

Includes 465,605 shares held by the Company’s Stock Bonus Plan as to which the Company’s Board of Directors directs the voting, 468,839 shares subject to vested but unexercised stock options and 4,638 shares subject to stock options that will vest within 60 days after September 4, 2015.

Item 5. RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016

Your Board recommends a vote “FOR” appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2016.

The Audit Committee of the Board has appointed KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2016. KPMG LLP has served as the Company’s independent registered public accounting firm since 2003. Shareholder approval of this appointment is not required, but the Board is submitting the selection of KPMG LLP for ratification in order to obtain the views of its shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating the Company’s independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company’s shareholders. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement and to respond to appropriate questions by shareholders.

Under applicable Minnesota law and the Company’s bylaws, this proposal requires the affirmative vote of the holders of the greater of: (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

Audit Committee Report

The Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

•	reviewed and discussed the audited financial statements and internal controls with management;

•	discussed with the Company’s independent registered public accounting firm the material required to be discussed by Statement on Auditing Standards No. 61, as amended;

•

received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence; and

•	discussed with the independent registered public accounting firm the independent public accounting firm’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 as filed with the SEC.

John L. Higgins (Chair)

Robert V. Baumgartner

Howard V. O’Connell

Harold Wiens

   Members of the Audit Committee

Independent Registered Public Accountants

KPMG LLP acted as the Company’s independent registered public accounting firm for FY 2015 and 2014. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make any desired comments, and will be available to respond to appropriate questions. The Audit Committee has appointed KPMG LLP its independent registered public accounting firm for FY 2016.

Audit Fees

The following fees were paid or payable to KPMG LLP for the fiscal years ended June 30, 2015 and 2014:

	2015	2014
Audit Fees	$745,672	$$607,200
Audit-Related Fees	480,217	581,000
Tax Fees	232,011	187,000
All Other Fees	0	0

“Audit Fees” are for professional services rendered and expenses incurred for the audit of the Company’s annual financial statements and review of financial statements included in our Forms 10-K and 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. Audit Fees also included fees incurred for the audit of the effectiveness of internal control over financial reporting.

“Audit-Related Fees” are mainly for professional services incurred in connection with acquisition-related procedures and reviews.

“Tax Fees” included fees for services provided and expenses incurred in connection with preparation of the Company’s tax returns in the United States and the United Kingdom and inquiries and audits related to such returns. Tax fees for FY 2015 and 2014 include $17,640 and $71,000 for acquisition related tax consulting, respectively.

Pre-Approval Policies and Procedures

Pursuant to its written charter, the Audit Committee of the Company’s Board of Directors is required to pre-approve the audit and non-audit services performed by the Company’s independent registered public accounting firm, provided that (1) the Committee may delegate to one of more of its members the authority to grant pre-approvals subject to such pre-approvals being reported to and reviewed by the full Committee at its next meeting, and (2) pre-approval shall not be required for non-audit services if the aggregate amount of all such non-audit services constitutes not more than 5% of the total amount paid by the Company to its independent accounting firm during the fiscal year in which such non-audit services are provided, such services were not recognized by the Company at the time of engagement to be non-audit services, and such services are promptly brought to the attention of the Committee and approved by the Committee prior to completion of the audit.in order to assure that the provision of such services does not impair the firm’s independence. Annual tax services are reviewed and approved by the Audit Committee prior to the commencement of such services. The Audit Committee has authorized Company officers to engage KPMG LLP in permitted non-audit and tax services that involve less than $25,000 in fees in the aggregate. Such services are approved quarterly by the Audit Committee. All of the services rendered by KPMG LLP in FY 2015 and 2014 were pre-approved by the Audit Committee.

ADDITIONAL CORPORATE GOVERNANCE MATTERS

Related Party Transactions

In accordance with the Audit Committee Charter, the Audit Committee reviews and approves all related party transactions involving the Company’s directors and executive officers or their immediate family members to determine whether such transactions meet applicable legal requirements and are appropriately disclosed in the Proxy Statement. The Company has adopted a written policy concerning the review of related party transactions, which provides that, in determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, all directors and executive officers of the Company are subject to the Company’s Code of Ethics and Business Conduct, which requires the directors and executive officers to inform the Company’s legal counsel of any existing or proposed relationship or business transaction that could be, or might appear to be, a conflict of interest. Any reported transactions would be brought to the attention of the Audit Committee for review and disposition.

Code of Ethics and Business Conduct and Financial Fraud and Ethics Reporting Hotline

The Company has adopted a Code of Ethics and Business Conduct, which is applicable to all directors, officers and employees of the Company. The Company sponsors a financial fraud and ethics reporting hotline that is available to all employees, operated on a confidential basis by a third party, and supervised by the Chief Compliance Officer, with full powers of investigation by the Audit Committee of the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10 percent of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater than 10 percent shareholders (“Insiders”) are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based on a review of the copies of such reports furnished to the Company, during the fiscal year ended June 30, 2015, all Section 16(a) filing requirements applicable to Insiders were met.

SHAREHOLDER PROPOSALS

Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2016 Annual Meeting must be received by the Company at its offices by May 23, 2016 to be eligible for inclusion in the Company’s Proxy Statement and related Proxy for the 2016 Annual Meeting. For a discussion of policies and procedures related to shareholder recommendations of candidates for director, please see the section on the Nominations and Governance Committee discussed previously under Director Qualifications, Experience and Diversity.

Also, if a shareholder proposal intended to be presented at the 2016 Annual Meeting but not included in the Company’s Proxy Statement and Proxy is not received by the Company between August 1, 2016 and August 31, 2016, then management named in the Company’s Proxy for the 2016 Annual Meeting will have discretionary authority to vote the shares represented by such Proxies on the shareholder proposal, if presented at the meeting, without including information about the proposal in the Company’s Proxy materials.

ADDITIONAL VOTING INFORMATION

The Board is not aware of any matters to be presented at the Annual Meeting, other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement as well.

Who can Vote

Your Proxy is solicited by the Board of Directors of Bio-Techne Corporation for use at the Annual Meeting of Shareholders to be held on October 29, 2015 and at any adjournment thereof, for the agenda items set forth in the attached Notice of Annual Meeting. A Notice of Internet Availability of Proxy Materials was mailed to shareholders on or about September 18, 2015. For shareholders who had previously requested hard copies, the Notice of Annual Meeting, Proxy Statement, 2015 Annual Report to Shareholders and proxy card are being mailed on or about September 18, 2015.

You are entitled to vote your shares of Company common stock (“Common Stock”) at the Annual Meeting if our records show that you held your shares as of the record date designated by the Board of Directors, September 4, 2015. At the close of business on September 4, 2015, 37,178,693 shares of Common Stock were issued and outstanding. Such Common Stock is the only outstanding class of stock of the Company. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Holders of the Common Stock are not entitled to cumulative voting rights in the election of directors.

Voting Your Proxy

If your Common Stock is held through a broker, bank or other nominee (i.e., held in “street name”), you will receive instructions from such entity that you must follow in order to have your shares voted. If you want to vote in person, you must obtain a legal proxy from your broker, bank or other nominee and bring it to the meeting.

If you hold your shares in your own name, as a holder of record with our transfer agent, American Stock Transfer & Trust Company, you may vote in person at the Annual Meeting, or you can instruct the proxies to vote your shares by visiting www.proxyvote.com, or, if you received your proxy materials by mail, by completing, signing and dating the enclosed proxy card and returning it promptly in the envelope provided.

Whichever method you select to transmit your voting instructions, the proxies appointed by the Board will vote your shares in accordance with those instructions. If you sign and return a Proxy without specifying voting instructions, the proxies will, subject to the following, vote your shares in accordance with the Board’s recommendations set forth in the Proxy Statement, including in favor of the number and slate of directors proposed by the Nominations and Governance Committee of the Board of Directors and listed herein.

If you are a holder of record, you may revoke your Proxy by sending a written statement to that effect to the Corporate Secretary of the Company, submitting a properly signed proxy card with a later date, or filing a notice of termination of your Proxy and voting in person at the Annual Meeting. If you hold your shares in street name, you must follow the instructions of your broker, bank or other nominee in order to revoke previously-rendered voting instructions.

Voting Standards

You may either vote for, against or abstain on each of the proposals set forth herein. A quorum is required to transact business at the Annual Meeting. As of the close of business on the record date, the Company had 37,178,693 shares outstanding, meaning that 18,589,347 shares must be present in person or by proxy to establish a quorum. If a quorum is present, the affirmative vote of a majority of shares present and entitled to vote is required to approve each proposal, provided that, under the Company’s Amended and Restated Articles of Incorporation directors will be elected as follows: (i) if the number of director nominees is equal to (or less than) the number of directors to be elected, directors will be elected by a majority of votes cast, meaning that directors who receive a greater number of “FOR” votes than “AGAINST” votes will be elected; (ii) if the number of director nominees exceeds the number of directors to be elected, directors will be elected by a plurality of voting power of the shares present and entitled to vote.

If you return a Proxy, but mark “ABSTAIN” with respect to a matter, then your shares will be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have voted in favor of such matter. Abstentions, therefore, as to any proposal, other than election of directors, will have the same effect as votes against such proposal. If a shareholder abstains from voting for a particular director nominee, such abstention will not count as an affirmative vote “FOR” or “AGAINST” such nominee and will have no effect.

If you hold your shares in street name and do not submit voting instructions to your broker, bank or other nominee, your broker bank or other nominee will not be permitted to vote your shares in their discretion on any proposal other than the proposal to ratify the independent registered public accounting firm. If a broker returns a “non-vote” Proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum, but shall not be deemed to be votes “FOR,” “AGAINST,” or “ABSTAIN” with regard to any matter and will be reported as “broker non-votes.” For purposes of electing directors, a non-vote will not be counted as a vote “FOR” or “AGAINST” the directors.

Cost of Proxy Solicitation

The cost of soliciting Proxies, including preparing, assembling and mailing the Proxies and soliciting material will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit Proxies personally or by telephone.

Location of the Annual Meeting

The Annual Meeting will be held at the offices of the Company, 614 McKinley Place N.E., Minneapolis, Minnesota, 55413, which is also the mailing address of the Company. If you need directions to the Annual Meeting, please contact the Company at 612-379-8854.

Householding

The SEC has adopted rules that permit brokers, banks and other nominees to satisfy the delivery requirements for proxy statements and annual reports, with respect to two or more shareholders sharing the same address and who do not participate in electronic delivery of proxy materials, by delivering a single copy of such documents addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

Brokers, banks and other nominees may be “householding” Bio-Techne Corporation proxy materials. This means that only one copy of proxy materials may have been sent to multiple shareholders in a household. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and annual report from the other shareholder(s) sharing your address, please: (i) notify your broker, bank or other nominee, (ii) direct your written request to Investor Relations, Bio-Techne Corporation, 614 McKinley Place N.E., Minneapolis, MN 55413 or (iii) contact Bio-Techne Investor Relations at (612) 379-8854. The Company will undertake to deliver promptly, upon any such oral or written request, a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of these documents was delivered. Shareholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should notify their broker, bank or other nominee, or contact Investor Relations at the above address or phone number.

Annual Report

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended June 30, 2015, including consolidated financial statements, accompanies this Notice of Annual Meeting and Proxy Statement. No portion of the Annual Report is incorporated herein or is to be considered proxy-soliciting material.

THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2015, TO ANY SHAREHOLDER OF THE COMPANY UPON WRITTEN REQUEST. REQUESTS SHOULD BE SENT TO PRESIDENT, BIO-TECHNE CORPORATION, 614 MCKINLEY PLACE N.E., MINNEAPOLIS, MINNESOTA 55413.

Incorporation by Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Executive Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Dated:	September 18, 2015
Minneapolis, Minnesota

Appendix A

BIO-TECHNE CORPORATION

AMENDED AND RESTATED

2010 EQUITY INCENTIVE PLAN

SECTION 1.

DEFINITIONS

As used herein, the following terms shall have the meanings indicated below:

(a)     “Administrator” shall mean the Board of Directors of the Company, or one or more Committees appointed by the Board of Directors, as the case may be.

(b)     “Affiliate(s)” shall mean a Parent or Subsidiary of the Company.

(c)     “Agreement” shall mean the written agreement entered into by the Participant and the Company evidencing the grant of an Award. Each Agreement shall be in such form as may be approved from time to time by the Administrator and may vary from Participant to Participant.

(d)     “Annual Award Limit” or “Annual Award Limits” shall have the meaning set forth in Section 6(d) of the Plan.

(e)     “Award” shall mean any grant pursuant to the Plan of an Incentive Stock Option, Nonqualified Stock Option, Restricted Stock Award, Restricted Stock Unit, Performance Award or Stock Appreciation Right.

(f)     “Change of Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the events in subsections (i) through (iv) below. For purposes of this definition, a person, entity or group shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person, entity or group directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares Voting Power, which includes the power to vote or to direct the voting, with respect to such securities.

(i)     Any person, entity or group becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined Voting Power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other person, entity or group from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any person, entity or group (the “Subject Person”) exceeds the designated percentage threshold of the Voting Power as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change of Control shall be deemed to occur;

(ii)     There is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding Voting Power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding Voting Power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)     There is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the total gross value of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the total gross value of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined Voting Power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition (for purposes of this Section 1(f)(iii), “gross value” means the value of the assets of the Company or the value of the assets being disposed of, as the case may be, determined without regard to any liabilities associated with such assets); or

(iv)     Individuals who, at the beginning of any consecutive twelve-month period, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board at any time during that consecutive twelve-month period; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of the Plan, be considered as a member of the Incumbent Board.

For the avoidance of doubt, the term “Change of Control” shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. To the extent required, the determination of whether a Change of Control has occurred shall be made in accordance with Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder.

(g)     “Close of Business” of a specified day shall mean 5:00 p.m., Central Time, without regard to whether such day is a Saturday, Sunday, bank holiday, or other day on which no business is conducted.

(h)     “Committee” shall mean a Committee of two or more Directors who shall be appointed by and serve at the pleasure of the Board. To the extent necessary for compliance with Rule 16b-3, each of the members of the Committee shall be a “non-employee director.” Solely for purposes of this Section 1(h), “non-employee director” shall have the same meaning as set forth in Rule 16b-3. Further, to the extent necessary for compliance with the limitations set forth in Code Section 162(m), each of the members of the Committee shall be an “outside director” within the meaning of Code Section 162(m) and the regulations issued thereunder.

(i)     “Common Stock” shall mean the common stock of the Company (subject to adjustment as provided in Section 15 of the Plan).

(j)     The “Company” shall mean Bio-Techne Corporation, a Minnesota corporation.

(k)     “Consultant” shall mean any person, including an advisor, who is engaged by the Company or any Affiliate to render consulting or advisory services and is compensated for such services; provided, however, that no person shall be considered a Consultant for purposes of the Plan unless such Consultant is a natural person, renders bona fide services to the Company or any Affiliate, and such services are not in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities. For purposes of the Plan, “Consultant” shall also include a director of an Affiliate who is compensated for services as a director.

(l)     “Covered Employee” shall mean any key salaried Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Administrator within the shorter of (i) ninety (90) days after the beginning of the Performance Period, or (ii) the date on which twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under the Plan for such applicable Performance Period.

(m)     “Director” shall mean a member of the Board of Directors of the Company.

(n)     “Effective Date” shall mean the date the Board of Directors of the Company approves the amendment and restatement of the Bio-Techne Corporation 2010 Equity Incentive Plan.

(o)     “Employee” shall mean a common law employee of the Company or any Affiliate, including “officers” as defined by Section 16 of the Exchange Act; provided, however, that service solely as a Director or Consultant, regardless of whether a fee is paid for such service, shall not cause a person to be an Employee for purposes of the Plan.

(p)     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(q)     “Fair Market Value” of specified stock as of any date shall mean (i) if such stock is listed on the Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market or an established stock exchange, the price of such stock at the close of the regular trading session of such market or exchange on such date, as reported by The Wall Street Journal or a comparable reporting service, or, if no sale of such stock shall have occurred on such date, on the next preceding date on which there was a sale of stock; (ii) if such stock is not so listed on the Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market, or an established stock exchange, the average of the closing “bid” and “asked” prices quoted by the OTC Bulletin Board, the National Quotation Bureau, or any comparable reporting service on such date or, if there are no quoted “bid” and “asked” prices on such date, on the next preceding date for which there are such quotes; or (iii) if such stock is not publicly traded as of such date, the per share value as determined by the Board or the Committee in its sole discretion by applying principles of valuation with respect to Common Stock.

(r)     “Full Value Award” shall mean an Award that is settled by the issuance of shares of Common Stock, other than in the form of an Option or Stock Appreciation Right.

(s)     “Incentive Stock Option” shall mean an Option granted pursuant to Section 9 of the Plan that is intended to satisfy the provisions of Code Section 422, or any successor provision.

(t)     “Insider” shall mean an individual who is, on the relevant date, an officer or Director of the Company, or an individual who beneficially owns more than ten percent (10%) of any class of equity securities of the Company that is registered under Section 12 of the Exchange Act, as determined by the Board of Directors in accordance with Section 16 of the Exchange Act.

(u)     The “Internal Revenue Code” or “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. References to sections of the Code are intended to include applicable treasury regulations and successor statutes and regulations.

(v)     “Option” shall mean an Incentive Stock Option or Nonqualified Stock Option granted pursuant to the Plan.

(w)     “Nonqualified Stock Option” shall mean an Option granted pursuant to Section 10 of the Plan or an Option (or portion thereof) that does not qualify as an Incentive Stock Option.

(x)     “Parent” shall mean any parent corporation of the Company within the meaning of Code Section 424(e), or any successor provision.

(y)     “Participant” shall mean an Employee to whom an Incentive Stock Option has been granted or an Employee, a Director, or a Consultant to whom a Nonqualified Stock Option, Restricted Stock Award, Restricted Stock Unit, Performance Award or Stock Appreciation Right has been granted.

(z)     “Performance Award” shall mean any Performance Share or Performance Unit Award granted pursuant to Section 13 of the Plan.

(aa)     “Performance-Based Compensation” shall mean compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in the Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

(bb)     “Performance Objective(s)” shall mean one or more performance objectives set forth in Section 7 and established by the Administrator, in its sole discretion, for Awards granted under the Plan, including Performance Awards to Covered Employees that are intended to qualify as Performance-Based Compensation.

(cc)     “Performance Period” shall mean the period, established at the time any Award is granted or at any time thereafter, during which any Performance Objectives specified by the Administrator with respect to such Award are to be measured.

(dd)     “Performance Share” shall mean any grant pursuant to Section 13 hereof of an Award, which value, if any, shall be paid to a Participant by delivery of shares of Common Stock of the Company upon achievement of such Performance Objectives during the Performance Period as the Administrator shall establish at the time of such grant or thereafter.

(ee)     “Performance Unit” shall mean any grant pursuant to Section 13 hereof of an Award, which value, if any, shall be paid to a Participant by delivery of cash upon achievement of such Performance Objectives during the Performance Period as the Administrator shall establish at the time of such grant or thereafter.

(ff)     “Plan” means the Bio-Techne Corporation Amended and Restated 2010 Equity Incentive Plan, as amended hereafter from time to time, including the form of Agreements as they may be modified by the Administrator from time to time.

(gg)     “Restricted Stock Award” shall mean any grant of restricted shares of Common Stock pursuant to Section 11 of the Plan.

(hh)     “Restricted Stock Unit” shall mean any grant of any restricted stock units pursuant to Section 12 of the Plan.

(ii)     “Rule 16b-3” shall mean Rule 16b-3, or any successor provision, as then in effect, of the General Rules and Regulations under the Exchange Act.

(jj)     “Stock Appreciation Right” shall mean a grant pursuant to Section 14 of the Plan.

(kk)     A “Subsidiary” shall mean any subsidiary corporation of the Company within the meaning of Code Section 424(f), or any successor provision.

(ll)      “Voting Power” shall mean any and all classes of securities issued by the applicable entity which are entitled to vote in the election of directors of the applicable entity.

SECTION 2.

PURPOSE

The purpose of the Plan is to promote the success of the Company and its Affiliates by facilitating the employment and retention of competent personnel and by furnishing incentives to those Employees, Directors, and Consultants upon whose efforts the success of the Company and its Affiliates will depend to a large degree. It is the intention of the Company to carry out the Plan through the granting of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock Awards, Restricted Stock Units, Performance Awards and Stock Appreciation Rights.

SECTION 3.

EFFECTIVE DATE AND DURATION OF PLAN

The Plan shall be effective on the Effective Date; provided, however, that adoption of the Plan shall be and is expressly subject to the condition of approval by the shareholders of the Company within twelve (12) months before or after the Effective Date. Although Awards may be granted prior to the date the amendment and restatement of the Plan is approved by the shareholders of the Company, any Incentive Stock Options granted after the Effective Date but before the date of such shareholder approval shall be treated as Nonqualified Stock Options if shareholder approval is not obtained within such twelve-month period.

The Administrator may grant Awards pursuant to the Plan from time to time until the Administrator discontinues or terminates the Plan; provided, however, that in no event may Incentive Stock Options be granted pursuant to the Plan after the earlier of (i) the date the Administrator discontinues or terminates the Plan, or (ii) the Close of Business on the day immediately preceding the tenth anniversary of the Effective Date.

SECTION 4.

ADMINISTRATION

(a)     Administration by the Board of Directors or Committee(s). The Plan shall be administered by the Board of Directors of the Company (hereinafter referred to as the “Board”); provided, however, that the Board may delegate some or all of the administration of the Plan to a Committee or Committees. The Board and any Committee appointed by the Board to administer the Plan are collectively referred to in the Plan as the “Administrator.”

(b)     Delegation by Administrator. The Administrator may delegate to one or more Committees and/or sub-Committees, or to one or more officers of the Company and/or its Affiliates, or to one or more agents and/or advisors, such administrative duties or powers as it may deem advisable. The Administrator or any Committees or individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility of the Administrator or such Committees or individuals may have under the Plan. The Administrator may, by resolution, authorize one or more directors who are also officers of the Company to do one or both of the following on the same basis as can the Administrator: (i) designate Employees to be recipients of Awards and (ii) determine the size of any such Awards; provided, however, (x) the Administrator shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is considered an Insider or a Covered Employee; (y) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (z) the officer(s) shall report periodically to the Administrator regarding the nature and scope of the Awards granted pursuant to the authority delegated.

(c)     Powers of Administrator. Except as otherwise provided herein, the Administrator shall have all of the powers vested in it under the provisions of the Plan, including but not limited to exclusive authority to determine, in its sole discretion, whether an Award shall be granted; the individuals to whom, and the time or times at which, Awards shall be granted; the number of shares subject to each Award; the exercise price of Options granted hereunder; and the performance criteria, if any, and any other terms and conditions of each Award. The Administrator shall have full power and authority to administer and interpret the Plan, to make and amend rules, regulations and guidelines for administering the Plan, to prescribe the form and conditions of the respective Agreements evidencing each Award (which may vary from Participant to Participant), to amend or revise Agreements evidencing any Award (to the extent the amended terms would be permitted by the Plan and provided that no such revision or amendment, except as is authorized in Section 15, shall impair the terms and conditions of any Award which is outstanding on the date of such revision or amendment to the material detriment of the Participant in the absence of the consent of the Participant), and to make all other determinations necessary or advisable for the administration of the Plan (including to correct any defect, omission or inconsistency in the Plan or any Agreement, to the extent permitted by law and the Plan). The Administrator’s interpretation of the Plan, and all actions taken and determinations made by the Administrator pursuant to the power vested in it hereunder, shall be conclusive and binding on all parties concerned.

(d)     Limitation on Liability; Actions of Committees. No member of the Board or a Committee shall be liable for any action taken or determination made in good faith in connection with the administration of the Plan. In the event the Board appoints a Committee as provided hereunder, or the Administrator delegates any of its duties to another Committee or sub-Committee, any action of such Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote of the Committee members or pursuant to the written resolution of all Committee members.

SECTION 5.

PARTICIPANTS

The Administrator may grant Awards under the Plan to any Employee, Director, or Consultant; provided, however, that only Employees are eligible to receive Incentive Stock Options. In designating Participants, the Administrator shall also determine the number of shares or cash units to be optioned or awarded to each such Participant and any Performance Objectives applicable to Awards. The Administrator may from time to time designate individuals as being ineligible to participate in the Plan. The power of the Administrator under this Section 5 shall be exercised from time to time in the sole discretion of the Administrator and without approval by the shareholders.

SECTION 6.

STOCK

(a)      Number of Shares Reserved. The stock to be awarded or optioned under the Plan (the “Share Authorization”) shall consist of authorized but unissued shares of Common Stock. Subject to Section 15 of the Plan, the maximum aggregate number of shares of Common Stock reserved and available for Awards under the Plan is One million eight hundred and eight thousand three hundred and sixty-eight (1,808,368)1; provided, that all shares of Stock reserved and available under the Plan shall constitute the maximum aggregate number of shares of Stock that may be issued through Incentive Stock Options.

(b)      Share Usage. The following shares of Common Stock shall not reduce the Share Authorization and shall continue to be reserved and available for Awards granted pursuant to the Plan: (i) all or any portion of an outstanding Option or Stock Appreciation Right that is terminated prior to exercise, (ii) all or any portion of any outstanding Restricted Stock Award or Restricted Stock Unit that expires or is forfeited for any reason, or that is terminated prior to the vesting or lapsing of the risks of forfeiture on such Award, and (iii) shares of Common Stock covered by an Award to the extent the Award is settled in cash; provided, however, that the full number of shares of Common Stock subject to a Stock Appreciation Right shall reduce the Share Authorization, whether such Stock Appreciation Right is settled in cash or shares of Common Stock. The following shares shall reduce the Share Authorization and shall not become available again for issuance under the Plan: (a) shares of Common Stock retained or withheld to satisfy tax withholding obligations on an Award, (b) shares of Common Stock retained or withheld to pay the exercise price of an Option or purchase price of an Award, (c) shares of Common Stock subject to a broker-assisted cashless exercise, (d) shares of Common Stock delivered (either actually or by attestation) to the Company to pay the exercise price of an Option or purchase price of an Award or to satisfy tax withholding obligations on an Award, and (e) shares of Common Stock repurchased by the Company with the proceeds of an Option.

(c)     Annual Award Limits. Unless and until the Administrator determines that an Award to a Covered Employee shall not be Performance-Based Compensation, the following limits (each, an “Annual Award Limit,” and collectively, “Annual Award Limits”) shall apply to grants of such Awards under the Plan:

(i)     Options and Stock Appreciation Rights. The maximum number of shares of Common Stock subject to Options granted and shares of Common Stock subject to Stock Appreciation Rights granted in any one calendar year to any one Participant shall be, in the aggregate, three hundred thousand (300,000) shares, subject to adjustment as provided in Section 15.

(ii)     Restricted Stock Awards and Restricted Stock Units. The maximum grant with respect Restricted Stock Awards and Restricted Stock Units in any one calendar year to any one Participant shall be, in the aggregate, two hundred thousand (200,000) shares, subject to adjustment as provided in Section 15.

(iii)     Performance Awards. To the extent payable in or measured by the value of shares of Stock, in no event shall a Participant be granted Performance Awards during any fiscal year of the Company covering in the aggregate more than two hundred thousand (200,000) shares, subject to adjustment as provided in Section 15. To the extent payable in cash, in no event shall a Participant be granted Performance Awards during any fiscal year of the Company covering in the aggregate more than five million dollars ($5,000,000).

SECTION 7.

PERFORMANCE OBJECTIVES

(a)     Performance Objectives. For any Awards to Covered Employees that are intended to qualify as “Performance-Based Compensation” under Code Section 162(m), the Performance Objectives shall be limited to any one, or a combination of, (i) revenue or net sales, (ii) operating income, (iii) net income (before or after taxes), (iv) earnings per share, (v) earnings before or after taxes, interest, depreciation, amortization and/or stock compensation expense, (vi) gross profit margin, (vii) return measures (including, but not limited to, return on invested capital, assets, capital, equity, sales), (viii) increase in revenue or net sales, (ix) operating expense ratios, (x) operating expense targets, (xi) productivity ratios, (xii) gross or operating margins, (xiii) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment), (xiv) working capital targets, (xv) capital expenditures, (xvi) share price (including, but not limited to, growth measures and total shareholder return), (xvii) appreciation in the fair market value or book value of the Common Stock, (xviii) debt to equity ratio or debt levels, (xix) market share, in all cases including, if selected by the Administrator, threshold, target and maximum levels, and (xx) operational targets including without limitation milestones in clinical trials, research and development, regulatory approvals, new product commercialization and new market expansion.

Any Performance Objective may be used to measure the performance of the Company and/or Affiliate, as a whole or with respect to any business unit, or any combination thereof as the Administrator may deem appropriate, or any of the specified Performance Objectives as compared to the performance of a group of competitor companies, or published or special index that the Administrator, in its sole discretion, deems appropriate. The Administrator also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Objectives; provided, however, that such authority shall be subject to Code Section 162(m) with respect to Awards intended to qualify as Performance-Based Compensation.

(b)     Evaluation of Performance Objectives. The Administrator may provide in any Award based on Performance Objectives that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in FASB Accounting Standards Codification 225-20—Extraordinary and Unusual Items and/or in Management's Discussion and Analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable year, (vi) acquisitions or divestitures, and (vii) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

(c)     Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Administrator shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Administrator determines.

(d)    Administrator Discretion. In the event that applicable tax and/or securities laws change to permit Administrator discretion to alter the governing Performance Objectives without obtaining shareholder approval of such changes, the Administrator shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Administrator determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Administrator may make such grants without satisfying the requirements of Code Section 162(m) and, in such case, may apply performance objectives other than those set forth in this Section 7.

SECTION 8.

PAYMENT OF OPTION EXERCISE PRICE

Upon the exercise of an Option, Participants may pay the exercise price of an Option (i) in cash, or with a personal check, certified check, or other cash equivalent, (ii) by the surrender by the Participant to the Company of previously acquired unencumbered shares of Common Stock (through physical delivery or attestation), (iii) through the withholding of shares of Common Stock from the number of shares otherwise issuable upon the exercise of the Option (e.g., a net share settlement), (iv) through broker-assisted cashless exercise if such exercise complies with applicable securities laws and any insider trading policy of the Company, (v) such other form of payment as may be authorized by the Administrator, or (vi) by a combination thereof. In the event the Participant elects to pay the exercise price, in whole or in part, with previously acquired shares of Common Stock or through a net share settlement, the then-current Fair Market Value of the stock delivered or withheld shall equal the total exercise price for the shares being purchased in such manner.

The Administrator may, in its sole discretion, limit the forms of payment available to the Participant and may exercise such discretion any time prior to the termination of the Option granted to the Participant or upon any exercise of the Option by the Participant. “Previously acquired shares of Common Stock” means shares of Common Stock which the Participant owns on the date of exercise (or for the period of time, if any, as may be required by generally accepted accounting principles applicable to the Company).

With respect to payment in the form of Common Stock, the Administrator may require advance approval or adopt such rules as it deems necessary to assure compliance with Rule 16b-3, if applicable.

SECTION 9.

TERMS AND CONDITIONS OF INCENTIVE STOCK OPTIONS

Each Incentive Stock Option shall be evidenced by an Incentive Stock Option Agreement, which shall comply with and be subject to the following terms and conditions:

(a)     Number of Shares and Exercise Price. The Incentive Stock Option Agreement shall state the total number of shares covered by the Incentive Stock Option. Except as permitted by Code Section 424(a), or any successor provision, the exercise price per share shall not be less than one hundred percent (100%) of the per share Fair Market Value of the Common Stock on the date the Administrator grants the Incentive Stock Option; provided, however, that if a Participant owns stock possessing more than ten percent (10%) of the total combined
Voting Power of all classes of stock of the Company or of its Parent or any Subsidiary, the exercise price per share of an Incentive Stock Option granted to such Participant shall not be less than one hundred ten percent (110%) of the per share Fair Market Value of Common Stock on the date of the grant of the Incentive Stock Option. The Administrator shall have full authority and discretion in establishing the exercise price and shall be fully protected in so doing.

(b)     Exercisability and Term. The Incentive Stock Option Agreement shall state when the Incentive Stock Option becomes exercisable (i.e. “vests”), and, if applicable in the Administrator’s discretion, shall describe the Performance Objectives and Performance Period upon which vesting is based, the manner in which performance shall be measured and the extent to which partial achievement of the Performance Objectives may result in vesting of the Option. The Participant may exercise the Incentive Stock Option, in full or in part, upon or after the vesting date of such Option (or portion thereof). Notwithstanding anything in the Plan or the Agreement to the contrary, the Participant may not exercise an Incentive Stock Option after the maximum term of such Option, as such term is specified in the Incentive Stock Option Agreement. Except as permitted by Code Section 424(a), in no event shall any Incentive Stock Option be exercisable during a term of more than ten (10) years after the date on which it is granted; provided, however, that if a Participant owns stock possessing more than ten percent (10%) of the total combined Voting Power of all classes of stock of the Company or of its Parent or any Subsidiary, the Incentive Stock Option granted to such Participant shall be exercisable during a term of not more than five (5) years after the date on which it is granted. The Administrator may modify or accelerate the exercisability of any Incentive Stock Option granted hereunder which is not immediately exercisable as of the date of grant.

Notwithstanding the foregoing, Incentive Stock Options granted under the Plan shall not vest and become exercisable in less than one (1) year from the date of grant; provided, however, that these vesting restrictions shall not apply to Incentive Stock Options that, when combined with all other Options and Stock Appreciation Rights granted under the Plan without such minimum vesting restrictions, are granted for a total number of shares that is less than five percent (5%) of the maximum aggregate number of shares of Common Stock specified in Section 6(a).

(c)     No Rights as Shareholder. A Participant (or the Participant’s successors) shall have no rights as a shareholder with respect to any shares covered by an Incentive Stock Option until the date of the issuance of the Common Stock subject to such Award upon exercise, as evidenced by a stock certificate or as reflected in the books and records of the Company or its designated agent (i.e., a “book entry”). No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such shares are actually issued (as evidenced in either certificated or book entry form).

(d)     Withholding. The Company or its Affiliate shall be entitled to withhold and deduct from any future payments to the Participant all legally required amounts necessary to satisfy any and all withholding and employment-related taxes attributable to the Participant’s exercise of an Incentive Stock Option or a “disqualifying disposition” of shares acquired through the exercise of an Incentive Stock Option as defined in Code Section 421(b), to require the Participant to remit an amount sufficient to satisfy such withholding requirements, or to require any combination thereof. In the event the Participant is required under the Incentive Stock Option Agreement to pay the Company, or make arrangements satisfactory to the Company respecting payment of, such withholding and employment-related taxes, the Administrator may, in its sole discretion, require the Participant to satisfy such obligation, in whole or in part, by delivering shares of Common Stock or by electing to have the Company withhold shares of Common Stock otherwise issuable to the Participant as a result of the exercise of the Incentive Stock Option. Such shares shall have a Fair Market Value equal to the minimum required tax withholding, based on the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to the supplemental income resulting from such exercise or disqualifying disposition. In no event may the Participant deliver shares, nor may the Company or any Affiliate withhold shares, having a Fair Market Value in excess of such statutory minimum required tax withholding. The Participant’s delivery of shares or the withholding of shares for this purpose shall occur on or before the later of (i) the date the Incentive Stock Option is exercised or the date of the disqualifying disposition, as the case may be, or (ii) the date that the amount of tax to be withheld is determined under applicable tax law.

                (e)     Vesting Limitation. Notwithstanding any other provision of the Plan, the aggregate Fair Market Value (determined as of the date an Incentive Stock Option is granted) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under the Plan and any other “incentive stock option” plans of the Company or any Affiliate) shall not exceed $100,000 (or such other amount as may be prescribed by the Code from time to time); provided, however, that if the exercisability or vesting of an Incentive Stock Option is accelerated as permitted under the provisions of the Plan and such acceleration would result in a violation of the limit imposed by this Section 9(e), such acceleration shall be of full force and effect but the number of shares of Common Stock that exceed such limit shall be treated as having been granted pursuant to a Nonqualified Stock Option; and provided, further, that the limits imposed by this Section 9(e) shall be applied to all outstanding Incentive Stock Options under the Plan and any other “incentive stock option” plans of the Company or any Affiliate in chronological order according to the dates of grant.

(f)     Other Provisions. The Incentive Stock Option Agreement authorized under this Section 9 shall contain such other provisions as the Administrator shall deem advisable. Any such Incentive Stock Option Agreement shall contain such limitations and restrictions upon the exercise of the Incentive Stock Option as shall be necessary to ensure that such Incentive Stock Option will be considered an “incentive stock option” as defined in Code Section 422 or to conform to any change therein.

SECTION 10.

TERMS AND CONDITIONS OF NONQUALIFIED STOCK OPTIONS

Each Nonqualified Stock Option shall be evidenced by a Nonqualified Stock Option Agreement, which shall comply with and be subject to the following terms and conditions:

(a)     Number of Shares and Exercise Price. The Nonqualified Stock Option Agreement shall state the total number of shares covered by the Nonqualified Stock Option. The exercise price per share shall be equal to one hundred percent (100%) of the per share Fair Market Value of the Common Stock on the date of grant of the Nonqualified Stock Option, or such higher price as the Administrator determines.

(b)     Exercisability and Term. The Nonqualified Stock Option Agreement shall state when the Nonqualified Stock Option becomes exercisable (i.e. “vests”) and, if applicable in the Administrator’s discretion, shall describe the Performance Objectives and Performance Period upon which vesting is based, the manner in which performance shall be measured and the extent to which partial achievement of the Performance Objectives may result in vesting of the Option. The Participant may exercise the Nonqualified Stock Option, in full or in part, upon or after the vesting date of such Option (or portion thereof); provided, however, that the Participant may not exercise a Nonqualified Stock Option after the maximum term of such Option, as such term is specified in the Nonqualified Stock Option Agreement. Unless otherwise determined by the Administrator and specified in the Agreement governing the Award, no Nonqualified Stock Option shall be exercisable during a term of more than ten (10) years after the date on which it is granted. The Administrator may modfiy or accelerate the exercisability of any Nonqualified Stock Option granted hereunder which is not immediately exercisable as of the date of grant.

Notwithstanding the foregoing, Nonqualified Stock Options granted under the Plan shall not vest and become exercisable in less than one (1) year from the date of grant; provided, however, that these vesting restrictions shall not apply to Nonqualified Stock Options that, when combined with all other Options and Stock Appreciation Rights granted under the Plan without such minimum vesting restrictions, are granted for a total number of shares that is less than five percent (5%) of the maximum aggregate number of shares of Common Stock specified in Section 6(a).

(c)     No Rights as Shareholder. A Participant (or the Participant’s successors) shall have no rights as a shareholder with respect to any shares covered by a Nonqualified Stock Option until the date of the issuance of the Common Stock subject to such Award upon exercise, as evidenced by a stock certificate or as reflected in the books and records of the Company or its designated agent (i.e., a “book entry”). No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such shares are actually issued (as evidenced in either certificated or book entry form).

(d)     Withholding. The Company or its Affiliate shall be entitled to withhold and deduct from any future payments to the Participant all legally required amounts necessary to satisfy any and all withholding and employment-related taxes attributable to the Participant’s exercise of a Nonqualified Stock Option, to require the Participant to remit an amount sufficient to satisfy such withholding requirements, or to require any combination thereof. In the event the Participant is required under the Nonqualified Stock Option Agreement to pay the Company, or make arrangements satisfactory to the Company respecting payment of, such withholding and employment-related taxes, the Administrator may, in its sole discretion, require the Participant to satisfy such obligation, in whole or in part, by delivering shares of Common Stock or by electing to have the Company withhold shares of Common Stock otherwise issuable to the Participant as a result of the exercise of the Nonqualified Stock Option. Such shares shall have a Fair Market Value equal to the minimum required tax withholding, based on the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to the supplemental income resulting from such exercise. In no event may the Participant deliver shares, nor may the Company or any Affiliate withhold shares, having a Fair Market Value in excess of such statutory minimum required tax withholding. The Participant’s delivery of shares or the withholding of shares for this purpose shall occur on or before the later of (i) the date the Nonqualified Stock Option is exercised, or (ii) the date that the amount of tax to be withheld is determined under applicable tax law.

(e)     Other Provisions. The Nonqualified Stock Option Agreement authorized under this Section 10 shall contain such other provisions as the Administrator shall deem advisable.

SECTION 11.

RESTRICTED STOCK AWARDS

Each Restricted Stock Award shall be evidenced by a Restricted Stock Award Agreement, which shall comply with and be subject to the following terms and conditions:

(a)     Number of Shares. The Restricted Stock Award Agreement shall state the total number of shares of Common Stock covered by the Restricted Stock Award.

(b)     Risks of Forfeiture. The Restricted Stock Award Agreement shall set forth the risks of forfeiture, if any, which shall apply to the shares of Common Stock covered by the Restricted Stock Award and the manner in which such risks of forfeiture shall lapse, including, if applicable in the Administrator’s discretion, a description of the Performance Objectives and Performance Period upon which the lapse of risks of forfeiture is based, the manner in which performance shall be measured and the extent to which partial achievement of the Performance Objectives may result in lapse of risks of forfeiture. The Administrator may, in its sole discretion, modify or accelerate the manner in which such risks of forfeiture shall lapse but only with respect to those shares of Common Stock which are restricted as of the effective date of the modification.

(c)     Issuance of Shares; Rights as Shareholder. Except as provided below, the Company shall cause a stock certificate to be issued in connection with the grant of any Restricted Stock Award and shall deliver such certificate to the Participant or hold such certificate in a manner determined by the Administrator in its sole discretion; provided, however, that in lieu of a stock certificate, the Company may evidence the issuance of shares by a book entry in the records of the Company or its designated agent (if permitted by the Company’s designated agent and applicable law, as determined by the Administrator in its sole discretion). The Company shall cause a legend or notation to be placed on such certificate or book entry describing the risks of forfeiture and other transfer restrictions set forth in the Participant’s Restricted Stock Award Agreement and providing for the cancellation and, if applicable, return of such certificate or book entry if the shares of Common Stock subject to the Restricted Stock Award are forfeited. Until the risks of forfeiture have lapsed or the shares subject to such Restricted Stock Award have been forfeited, the Participant shall be entitled to vote the shares of Common Stock represented by such stock certificates and shall receive all dividends attributable to such shares, but the Participant shall not have any other rights as a shareholder with respect to such shares.

(d)     Withholding Taxes. The Company or its Affiliate shall be entitled to withhold and deduct from any future payments to the Participant all legally required amounts necessary to satisfy any and all withholding and employment-related taxes attributable to the Participant’s Restricted Stock Award, to require the Participant to remit an amount sufficient to satisfy such withholding requirements, or to require any combination thereof. In the event the Participant is required under the Restricted Stock Award Agreement to pay the Company, or make arrangements satisfactory to the Company respecting payment of, such withholding and employment-related taxes, the Administrator may, in its sole discretion, require the Participant to satisfy such obligations, in whole or in part, by delivering shares of Common Stock, including shares of Common Stock received pursuant to the Restricted Stock Award on which the risks of forfeiture have lapsed. Such shares shall have a Fair Market Value equal to the minimum required tax withholding, based on the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to the supplemental income resulting from the lapsing of the risks of forfeiture on such Restricted Stock Award. In no event may the Participant deliver shares having a Fair Market Value in excess of such statutory minimum required tax withholding. The Participant’s delivery of shares shall occur on or before the date that the amount of tax to be withheld is determined under applicable tax law.

(e)     Other Provisions. The Restricted Stock Award Agreement authorized under this Section 11 shall contain such other provisions as the Administrator shall deem advisable.

SECTION 12.

RESTRICTED STOCK UNITS

Each Restricted Stock Unit shall be evidenced by a Restricted Stock Unit Agreement, which shall comply with and be subject to the following terms and conditions:

(a)     Number of Shares. The Restricted Stock Unit Agreement shall state the total number of shares of Common Stock covered by the Restricted Stock Unit.

(b)     Vesting. The Restricted Stock Unit Agreement shall set forth the vesting conditions, if any, which shall apply to the Restricted Stock Unit and the manner in which such vesting may occur, including, if applicable in the Administrator’s discretion, a description of the Performance Objectives and Performance Period upon which vesting is based, the manner in which performance shall be measured and the extent to which partial achievement of the Performance Objectives may result in vesting of the Restricted Stock Unit. The Administrator may, in its sole discretion, modify or accelerate the vesting of any Restricted Stock Unit.

(c)     Issuance of Shares; Rights as Shareholder. The Participant shall be entitled to payment of the Restricted Stock Unit as the units subject to such Award vest. The Administrator may, in its sole discretion, pay Restricted Stock Units in shares of Common Stock, cash in an amount equal to the Fair Market Value, on the date of payment, of the number of shares of Common Stock underlying the Award that have vested on the applicable payment date, or any combination thereof, as specified in the Restricted Stock Unit Agreement. If payment is made in shares of Common Stock, the Administrator shall cause to be issued one or more stock certificates in the Participant’s name and shall deliver such certificates to the Participant in satisfaction of such units; provided, however, that in lieu of stock certificates, the Company may evidence such shares by a book entry in the records of the Company or its designated agent (if permitted by the Company’s designated agent and applicable law, as determined by the Administrator in its sole discretion). Until the units subject to the Restricted Stock Unit have vested, the Participant shall not be entitled to vote any shares of Common Stock which may be acquired through the Award, shall not receive any dividends attributable to such shares, and shall not have any other rights as a shareholder with respect to such shares.

(d)     Withholding Taxes. The Company or its Affiliate shall be entitled to withhold and deduct from any future payments to the Participant all legally required amounts necessary to satisfy any and all withholding and employment-related taxes attributable to the Participant’s Restricted Stock Unit, to require the Participant to remit an amount sufficient to satisfy such withholding requirements, or to require any combination thereof. In the event the Participant is required under the Restricted Stock Unit Agreement to pay the Company, or make arrangements satisfactory to the Company respecting payment of, such withholding and employment-related taxes, the Administrator may, in its sole discretion, require the Participant to satisfy such obligations, in whole or in part, by delivering shares of Common Stock, including shares of Common Stock received pursuant to the Restricted Stock Unit. Such shares shall have a Fair Market Value equal to the minimum required tax withholding, based on the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to the supplemental income resulting from the payment of such Restricted Stock Unit. In no event may the Participant deliver shares having a Fair Market Value in excess of such statutory minimum required tax withholding. The Participant’s delivery of shares for this purpose shall occur on or before the date that the amount of tax to be withheld is determined under applicable tax law.

(e)     Other Provisions. The Restricted Stock Unit Agreement authorized under this Section 12 shall contain such other provisions as the Administrator shall deem advisable.

SECTION 13.

PERFORMANCE AWARDS

Each Performance Award granted pursuant to this Section 13 shall be evidenced by a written performance award agreement (the “Performance Award Agreement”). The Performance Award Agreement shall be in such form as may be approved from time to time by the Administrator and may vary from Participant to Participant; provided, however, that each Participant and each Performance Award Agreement shall comply with and be subject to the following terms and conditions:

(a)     Awards. Performance Awards in the form of Performance Units or Performance Shares may be granted to any Participant in the Plan. Performance Units shall consist of monetary awards which may be earned or become vested in whole or in part if the Company or the Participant achieves certain Performance Objectives established by the Administrator over a specified Performance Period. Performance Shares shall consist of shares of Stock or other Awards denominated in shares of Stock that may be earned or become vested in whole or in part if the Company or the Participant achieves certain Performance Objectives established by the Administrator over a specified Performance Period.

(b)     Performance Objectives, Performance Period and Payment. The Performance Award Agreement shall set forth:

(i)     the number of Performance Units or Performance Shares subject to the Performance Award, and the dollar value of each Performance Unit;

(ii)      one or more Performance Objectives established by the Administrator;

(iii)     the Performance Period over which Performance Units or Performance Shares may be earned or may become vested;

(iv)     the extent to which partial achievement of the Performance Objectives may result in a payment or vesting of the Performance Award, as determined by the Administrator; and

(v)     the date upon which payment of Performance Units will be made or Performance Shares will be issued, as the case may be, and the extent to which such payment or the receipt of such Performance Shares or Performance Units may be deferred.

(c)     Withholding Taxes. The Company or its Affiliates shall be entitled to withhold and deduct from any future payments to the Participant all legally required amounts necessary to satisfy any and all withholding and employment-related taxes attributable to the Participant’s Performance Award. In the event the Participant is required under the Performance Award Agreement to pay the Company or its Affiliates, or make arrangements satisfactory to the Company or its Affiliates respecting payment of, such withholding and employment-related taxes, the Administrator may, in its discretion and pursuant to such rules as it may adopt, permit the Participant to satisfy such obligations, in whole or in part, by delivering shares of Common Stock, including shares of Stock received pursuant to the Performance Award. Such shares shall have a Fair Market Value equal to the minimum required tax withholding, based on the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes. In no event may the Participant deliver shares having a Fair Market Value in excess of such statutory minimum required tax withholding. The Participant’s election to deliver shares of Common Stock for this purpose shall be made on or before the date that the amount of tax to be withheld is determined under applicable tax law. Such election shall be approved by the Administrator and otherwise comply with such rules as the Administrator may adopt to assure compliance with Rule 16b-3, or any successor provision, as then in effect, of the General Rules and Regulations under the Securities Exchange Act of 1934, if applicable.

(d)     No Rights as Shareholder. A Participant (or the Participant’s successor or successors) shall have no rights as a shareholder with respect to any shares covered by a Performance Award until the date of the issuance of a stock certificate evidencing such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such stock certificate is actually issued.

(e)     Other Provisions. The Performance Award Agreement authorized under this Section 13 shall contain such other provisions as the Administrator shall deem advisable.

SECTION 14.

STOCK APPRECIATION RIGHTS

Each Stock Appreciation Right shall be evidenced by a Stock Appreciation Right Agreement, which shall comply with and be subject to the following terms and conditions:

(a)     Awards. A Stock Appreciation Right shall entitle the Participant to receive, upon exercise, cash, shares of Common Stock, or any combination thereof, having a value equal to the excess of (i) the Fair Market Value of a specified number of shares of Common Stock on the date of such exercise, over (ii) a specified exercise price. The number of shares underlying and the exercise price of the Stock Appreciation Right shall be determined by the Administrator on the date of grant. The specified exercise price shall be equal to 100% of the Fair Market Value of such shares of Common Stock on the date of grant of the Stock Appreciation Right, or such higher price as the Administrator determines. A Stock Appreciation Right may be granted independent of or in tandem with a previously or contemporaneously granted Option.

(b)     Exercisability and Term. The Stock Appreciation Right Agreement shall state when the Stock Appreciation Right becomes exercisable (i.e., “vests”) and, if applicable in the Administrator’s discretion, shall describe the Performance Objectives and Performance Period upon which vesting is based, the manner in which performance shall be measured and the extent to which partial achievement of the Performance Objectives may result in vesting of the Stock Appreciation Right. The Participant may exercise the Stock Appreciation Right, in full or in part, upon or after the vesting date of such Stock Appreciation Right (or portion thereof); provided, however, that the Participant may not exercise a Stock Appreciation Right after the maximum term of such Stock Appreciation Right, as such term is specified in the Stock Appreciation Right Agreement. Unless otherwise determined by the Administrator and specified in the Agreement governing the Award, no Stock Appreciation Right shall be exercisable during a term of more than ten (10) years after the date on which it is granted.

Notwithstanding the foregoing, Stock Appreciation Rights granted under the Plan shall not vest and become exercisable in less than one (1) year from the date of grant; provided, however, that these vesting restrictions shall not apply to Stock Appreciation Rights that, when combined with all other Options granted under the Plan without such minimum vesting restrictions, are granted for a total number of shares that is less than five percent (5%) of the maximum aggregate number of shares of Common Stock specified in Section 6(a).

The Administrator may modify or accelerate the exercisability of any Stock Appreciation Right granted hereunder which is not immediately exercisable as of the date of grant. If a Stock Appreciation Right is granted in tandem with an Option, the Stock Appreciation Right Agreement shall set forth the extent to which the exercise of all or a portion of the Stock Appreciation Right shall cancel a corresponding portion of the Option, and the extent to which the exercise of all or a portion of the Option shall cancel a corresponding portion of the Stock Appreciation Right.

(c)     Withholding Taxes. The Company or its Affiliate shall be entitled to withhold and deduct from any future payments to the Participant all legally required amounts necessary to satisfy any and all withholding and employment-related taxes attributable to the Participant’s Stock Appreciation Right, to require the Participant to remit an amount sufficient to satisfy such withholding requirements, or to require any combination thereof. In the event the Participant is required under the Stock Appreciation Right to pay the Company or its Affiliate, or make arrangements satisfactory to the Company or its Affiliate respecting payment of, such withholding and employment-related taxes, the Administrator may, in its sole discretion, require the Participant to satisfy such obligation, in whole or in part, by delivering shares of Common Stock or by electing to have the Company withhold shares of Common Stock otherwise issuable to the Participant as a result of the exercise of the Stock Appreciation Right. Such shares shall have a Fair Market Value equal to the minimum required tax withholding, based on the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to the supplemental income resulting from such exercise. In no event may the Participant deliver shares, nor may the Company or any Affiliate withhold shares, having a Fair Market Value in excess of such statutory minimum required tax withholding. The Participant’s delivery of shares or the withholding of shares for this purpose shall occur on or before the later of (i) the date the Stock Appreciation Right is exercised, or (ii) the date that the amount of tax to be withheld is determined under applicable tax law.

(d)     No Rights as Shareholder. A Participant (or the Participant’s successors) shall have no rights as a shareholder with respect to any shares covered by a Stock Appreciation Right until the date of the issuance of a stock certificate evidencing such shares; provided, however, that in lieu of stock certificates, the Company may evidence such shares by a book entry in the records of the Company or its designated agent (if permitted by the Company’s designated agent and applicable law, as determined by the Administrator in its sole discretion). No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such stock certificate is actually issued or such book entry is made.

(e)     Other Provisions. The Stock Appreciation Right Agreement authorized under this Section 14 shall contain such other provisions as the Administrator shall deem advisable, including but not limited to any restrictions on the exercise of the Stock Appreciation Right which may be necessary to comply with Rule 16b-3.

SECTION 15.

RECAPITALIZATION, EXCHANGE,

LIQUIDATION, OR CHANGE OF CONTROL

(a)     In General. In the event of an increase or decrease in the number of shares of Common Stock resulting from a stock dividend, stock split, reverse split, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, other than due to conversion of the convertible securities of the Company, the Administrator may, in its sole discretion, adjust the value determinations applicable to outstanding Awards and the Plan in order to reflect such change, including adjustment of the class and number of shares of stock reserved under Section 6 of the Plan, the class and number of shares of stock covered by each outstanding Award, and, if and as applicable, the exercise price per share of each outstanding Award and the Annual Award Limits. Additional shares which may become covered by the Award pursuant to such adjustment shall be subject to the same restrictions as are applicable to the shares with respect to which the adjustment relates.

(b)     Liquidation. Unless otherwise provided in the Agreement evidencing an Award or in an employment agreement or other agreement between the Participant and the Company, in the event of a dissolution or liquidation of the Company, the Administrator may provide for one or both of the following:

(i)     the acceleration of the exercisability of any or all outstanding Options or Stock Appreciation Rights, the vesting and payment of any or all Performance Awards or Restricted Stock Units, and/or the lapsing of the risks of forfeiture on any or all Restricted Stock Awards; provided, however, that no such acceleration, vesting or payment shall occur if the acceleration, vesting or payment would violate the requirements of Code Section 409A; or

(ii)     the complete termination of the Plan and the cancellation of any or all Awards (or portions thereof) which have not been exercised, have not vested, or remain subject to risks of forfeiture, as applicable, in each case immediately prior to the completion of such a dissolution or liquidation.

(c)     Change of Control. Unless otherwise provided in the Agreement evidencing an Award or in an employment agreement or other agreement between the Participant and the Company, in the event of a Change of Control, the Administrator may provide for one or more of the following:

(i)     the acceleration of the exercisability, vesting, or lapse of the risks of forfeiture of any or all Awards (or portions thereof);

(ii)     the complete termination of the Plan and the cancellation of any or all Awards (or portions thereof) which have not been exercised, have not vested, or remain subject to risks of forfeiture, as applicable, in each case as of the effective date of the Change of Control;

(iii)     that the entity succeeding the Company by reason of such Change of Control, or the parent of such entity, shall assume or continue any or all Awards (or portions thereof) outstanding immediately prior to the Change of Control or substitute for any or all such Awards (or portions thereof) a substantially equivalent award with respect to the securities of such successor entity, as determined in accordance with applicable laws and regulations;

(iv)     that Participants holding outstanding Awards shall become entitled to receive, with respect to each share of Common Stock subject to such Award (whether vested or unvested, as determined by the Administrator pursuant to subsection (c)(i) hereof) as of the effective date of any such Change of Control, cash in an amount equal to (1) for Participants holding Options or Stock Appreciation Rights, the excess of the Fair Market Value of such Common Stock on the date immediately preceding the effective date of such Change of Control over the exercise price per share of Options or Stock Appreciation Rights, or (2) for Participants holding Awards other than Options or Stock Appreciation Rights, the Fair Market Value of such Common Stock on the date immediately preceding the effective date of such Change of Control.

The Administrator need not take the same action with respect to all Awards (or portions thereof) or with respect to all Participants. In addition, the Administrator may restrict the rights of or the applicability of this Section 15 to the extent necessary to comply with Section 16(b) of the Exchange Act, the Internal Revenue Code or any other applicable law or regulation. The grant of an Award pursuant to the Plan shall not limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, exchange or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION 16.

NONTRANSFERABILITY

(a)      In General. Except as expressly provided in the Plan or an Agreement, no Award shall be transferable by the Participant, in whole or in part, other than by will or by the laws of descent and distribution. If the Participant shall attempt any transfer of any Award, such transfer shall be void and the Award shall terminate.

(b)     Nonqualified Stock Options. Notwithstanding anything in this Section 16 to the contrary, the Administrator may, in its sole discretion, permit the Participant to transfer any or all Nonqualified Stock Option to any member of the Participant’s “immediate family” as such term is defined in Rule 16a-1(e) of the Exchange Act, or any successor provision, or to one or more trusts whose beneficiaries are members of such Participant’s “immediate family” or partnerships in which such family members are the only partners; provided, however, that the Participant cannot receive any consideration for the transfer and such transferred Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to such Nonqualified Stock Option immediately prior to its transfer.

(c)     Beneficiary Designation. Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of such Participant’s death before receipt of any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Administrator, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

SECTION 17.

INVESTMENT PURPOSE AND SECURITIES COMPLIANCE

No shares of Common Stock shall be issued pursuant to the Plan unless and until there has been compliance, in the opinion of Company’s counsel, with all applicable legal requirements, including without limitation, those relating to securities laws and stock exchange listing requirements. As a condition to the issuance of Common Stock to Participant, the Administrator may require Participant to (a) represent that the shares of Common Stock are being acquired for investment and not resale and to make such other representations as the Administrator shall deem necessary or appropriate to qualify the issuance of the shares as exempt from the Securities Act of 1933 and any other applicable securities laws, and (b) represent that Participant shall not dispose of the shares of Common Stock in violation of the Securities Act of 1933 or any other applicable securities laws.

As a further condition to the grant of any Option or the issuance of Common Stock to a Participant, the Participant agrees to the following:

(a)     In the event the Company advises the Participant that it plans an underwritten public offering of its Common Stock in compliance with the Securities Act of 1933, as amended, the Participant will execute any lock-up agreement the Company and the underwriter(s) deem necessary or appropriate, in their sole discretion, in connection with such public offering.

(b)     In the event the Company makes any public offering of its securities and determines in its sole discretion that it is necessary to reduce the number of outstanding Awards so as to comply with any state’s securities or Blue Sky law limitations with respect thereto, the Board of Directors of the Company shall have the right (i) to accelerate the exercisability of any Award and the date on which such Award must be exercised or remove the risks of forfeiture to which the Award is subject, provided that the Company gives Participant prior written notice of such acceleration or removal, and (ii) to cancel any outstanding Awards (or portions thereof) which Participant does not exercise prior to or contemporaneously with such public offering.

(c)     In the event of a Change of Control, Participant will comply with Rule 145 of the Securities Act of 1933 and any other restrictions imposed under other applicable legal or accounting principles if Participant is an “affiliate” (as defined in such applicable legal and accounting principles) at the time of the Change of Control, and Participant will execute any documents necessary to ensure compliance with such rules.

The Company reserves the right to place a legend on any stock certificate (or a notation on any book entry shares permitted by the Administrator) issued in connection with an Award pursuant to the Plan to assure compliance with this Section 17.

The Company shall not be required to register or maintain the registration of the Plan, any Award, or any Common Stock issued or issuable pursuant to the Plan under the Securities Act of 1933 or any other applicable securities laws. If the Company is unable to obtain the authority that the Company or its counsel deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall not be liable for the failure to issue and sell Common Stock upon the exercise, vesting, or lapse of restrictions of forfeiture of an Award unless and until such authority is obtained. A Participant shall not be eligible for the grant of an Award or the issuance of Common Stock pursuant to an Award if such grant or issuance would violate any applicable securities law.

SECTION 18.

AMENDMENT OF THE PLAN

The Board may from time to time, insofar as permitted by law, suspend or discontinue the Plan or revise or amend it in any respect; provided, however, that no such suspension, termination, revision, or amendment, except as is authorized in Section 15, shall impair the terms and conditions of any Award which is outstanding on the date of such suspension, termination, revision, or amendment to the material detriment of the Participant without the consent of the Participant. Notwithstanding the foregoing, except as provided in Section 15 of the Plan or to the extent required by applicable law or regulation, the Board may not, without shareholder approval, revise or amend the Plan to (i) materially increase the number of shares subject to the Plan, (ii) change the designation of Participants, including the class of Employees, eligible to receive Awards, (iii) decrease the price at which Options or Stock Appreciation Rights may be granted, (iv) cancel, regrant, repurchase for cash, or replace Options or Stock Appreciation Rights that have an exercise price in excess of the Fair Market Value of the Common Stock with other awards, or amend the terms of outstanding Options or Stock Appreciation Rights to reduce their exercise price, (v) materially increase the benefits accruing to Participants under the Plan, or (vi) make any modification that will cause Incentive Stock Options to fail to meet the requirements of Code Section 422.

To the extent applicable, the Plan and all Agreements shall be interpreted to be exempt from or comply with the requirements of Code Section 409A and, if applicable, to comply with Code Section 422, in each case including the regulations, notices, and other guidance of general applicability issued thereunder. Furthermore, notwithstanding anything in the Plan or any Agreement to the contrary, the Board may amend the Plan or Agreement to the extent necessary or desirable to comply with such requirements without the consent of the Participant.

SECTION 19.

RIGHTS AND OBLIGATIONS ASSOCIATED WITH AWARDS

(a)     No Obligation to Exercise. The granting of an Option or Stock Appreciation Right shall impose no obligation upon the Participant to exercise such Option or Stock Appreciation Right.

(b)     No Employment or Other Service Rights. The granting of an Award hereunder shall not impose upon the Company or any Affiliate any obligation to retain the Participant in its employ or service for any period.

(c)     Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any particular assets of the Company or any of its Affiliates by reason of the right to receive a benefit under the terms of the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive shares of Common Stock or payments from the Company or any of its Affiliates under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company or an Affiliate, as the case may be. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the shares of Common Stock or make payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

SECTION 20.

MISCELLANEOUS

(a)     Issuance of Shares.      The Company is not required to issue or remove restrictions on shares of Common Stock granted pursuant to the Plan until the Administrator determines that: (i) all conditions of the Award have been satisfied, (ii) all legal matters in connection with the issuance have been satisfied, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator may consider appropriate, in its sole discretion, to satisfy the requirements of any applicable law or regulation.

(b)     Choice of Law. The law of the state of Minnesota shall govern all questions concerning the construction, validity, and interpretation of the Plan, without regard to that state’s conflict of laws rules.

(c)     Severability. In the event that any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(d)     No Duty to Notify. The Company shall have no duty or obligation to any Participant to advise such Participant as to the time and manner of exercising an Award or as to the pending termination or expiration of such Award. In addition, the Company has no duty or obligation to minimize the tax consequences of an Award to the Participant.

BIO-TECHNE CORPORATION
C/O AMERICAN STOCK TRANSFER
59 MAIDEN LANE
PLAZA LEVEL
NEW YORK, NY 10038

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BIO-TECHNE CORPORATION

The Board of Directors recommends you vote FOR proposal 1.

	For	Against	Abstain
1. To set the number of Directors at nine.	☐	☐	☐

The Board of Directors recommends you vote FOR the following:

2. Election of Directors

	For	Against	Abstain
2a. Robert V. Baumgartner	☐	☐	☐
2b. Charles A. Dinarello, M.D.	☐	☐	☐
2c. John L. Higgins	☐	☐	☐
2d. Karen A. Holbrook, Ph.D.	☐	☐	☐
2e. Charles R. Kummeth	☐	☐	☐
2f. Roger C. Lucas, Ph.D.	☐	☐	☐
2g. Roeland Nusse, Ph.D.	☐	☐	☐
2h. Randolph C. Steer, M.D., Ph.D.	☐	☐	☐
2i. Harold J. Wiens	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 3, 4 and 5.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

NOTE: Other matters: In their discretion, the appointed proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment.

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